Execution Copy

STOCK PURCHASE AGREEMENT

by and among

MYERS INDUSTRIES, INC.,

ITML HOLDINGS INC.

and

2117548 ONTARIO INC.

Dated as of December 27, 2006

TABLE OF CONTENTS
(continued)		Page

10.11	Enforcement of Agreement	50
10.12	Further Assurances	50
10.13	Mutual Drafting	50
10.14	Consent to Jurisdiction and Service of Process	51
10.15	Counterparts	51

INDEX OF EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Release Agreement
Exhibit C	Form of Indemnification Agreement
Exhibit D	Form of Restrictive Covenant Agreement

INDEX OF SCHEDULES
Schedule 1.11	Approved CapEx
Schedule 1.14	Assumed Indebtedness
Schedule 1.94(a)	Retired Indebtedness
Schedule 1.94(b)	Liens re Retired Indebtedness
Schedule 1.65	Leased Real Estate
Schedule 1.75	Owned Real Estate
Schedule 2.4(a)	Initial EBITDA - Lawn & Garden Segment
Schedule 2.4(b)	Resulting EBITDA
Schedule 2.6(e)	Indemnification Release Particulars
Schedule 4.1	Target Company Qualifications
Schedule 4.4	Liens
Schedule 4.5	Subsidiaries and Investments
Schedule 4.6(a)(ii)	No Conflict
Schedule 4.6(b)	Required Filings and Consents
Schedule 4.80	Taxes
Schedule 4.9(a)0	Permitted Encumbrances
Schedule 4.9(b)0	Personal Property Leases
Schedule 4.9(c)0	Owned Real Estate Exceptions
Schedule 4.9(d)0	Leased Real Estate Exceptions
Schedule 4.9(e)0	Real Estate Exceptions
Schedule 4.10(b)0	Target Benefit Plans
Schedule 4.10(b)(xiii)0	Withdrawal Liability
Schedule 4.10(c)0	Collective Bargaining and Labor Union Agreements
Schedule 4.10(d)0	Employees
Schedule 4.10(e)0	Labor Practices
Schedule 4.110	Company Contracts
Schedule 4.120	Legal Proceedings
Schedule 4.13(a)0	Related Party Transactions
Schedule 4.13(b)0	Intercompany Transactions
Schedule 4.140	Compliance with Laws
Schedule 4.150	Environmental Matters
Schedule 4.160	Insurance
Schedule 4.170	Intellectual Property
Schedule 4.180	Brokers
Schedule 4.190	Conduct of Business in Ordinary Course
Schedule 4.210	Licenses and Permits
Schedule 4.23(b)0	Accounts Payable
Schedule 4.23(c)0	Inventory
Schedule 4.24(a)0	Customers
Schedule 4.24(b)0	Suppliers
Schedule 4.25(a)0	Product Warranties
Schedule 4.25(b)0	Product Liability Claims
Schedule 6.10	Interim Operations of the Target Companies
Schedule 7.3(g)0	Resignations

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 27, 2006, is by and among ITML HOLDINGS INC., an Ontario corporation ("Holdings"), 2117548 ONTARIO INC. ("Seller") and MYERS INDUSTRIES, INC., an Ohio corporation ("Buyer").

RECITALS:

        A.        Holdings is the direct owner of all the issued and outstanding shares of common stock of Amalco (as defined below) (the "Amalco Shares") and the indirect owner through Seller, its wholly-owned subsidiary, of all the issued and outstanding shares of common stock (the "Lone Star Shares") of Lone Star Plastics, Inc., a Nevada corporation ("Lone Star").

        B.        In a series of related transactions, (i) Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Lone Star Shares (the "Lone Star Acquisition") upon the terms set forth in this Agreement. Contemporaneous with the closing of the Lone Star Acquisition, Holdings will sell to an affiliate of Buyer the Amalco Shares upon the terms set forth in a separate purchase and sale agreement relating to the Amalco Shares (the "Amalco Acquisition").

        NOW, THEREFORE, in consideration of the mutual promises and subject to the terms and conditions herein contained, and for other good and valuable consideration had and received, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Seller and Buyer hereby agree as follows:

ARTICLES I DEFINITIONS For purposes of this Agreement:
1.1. Actions" means any action, suit or legal, administrative or arbitral proceeding, by or before any Governmental Authority.
1.2. "Adjustment Statement" has the meaning set forth in Section 2.3(c).
1.3. "Affiliate" means, with respect to any Person, any Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.
1.4. "Affiliated Group" has the meaning set forth in Section 4.8(a).
1.5. "Agreement" has the meaning set forth in the preamble to this Agreement.

        1.6.        "Amalco" means ITML Horticultural Products Inc., an Ontario corporation formed on the date hereof upon an amalgamation of ITML Finance Inc., an Ontario corporation, with ITML Horticultural Products Inc., an Ontario corporation, which was previously formed on November 1, 2006 through the amalgamation of ITML Plastic, ITML Horticultural, Kord and Dekka, and any reference to Amalco shall include reference to each such constituent company.

1.7. "Amalco Acquisition" has the meaning set forth in the recitals to this Agreement.

        1.8.        "Amalco Predecessors Financial Statements" means i) the audited consolidated balance sheets of ITML Plastic as of each of October 31, 2005 and October 31, 2004 and the related audited consolidated statements of income and cash flows for each of the years October 31, 2005 and October 31, 2004, and ii) the unaudited consolidated balance sheet of ITML Plastic as of September 30, 2006 and the related unaudited consolidated statements of income and cash flows for the eleven months then ended.

        1.9.        "Amalco Purchase Agreement" means the agreement under which 2119188 Ontario Inc., an Ontario corporation and wholly-owned subsidiary of Buyer purchases the outstanding capital stock of Amalco from Holdings.

1.10. "Amerikan" means Amerikan, LLC, a Florida limited liability company.

        1.11.       "Approved CapEx" means capital expenditures incurred by the Target Companies on or before October 31, 2006 and paid for between October 31, 2006 and the Closing Date as set forth on Schedule 1.11, which schedule sets forth the amount of the capital expenditure liability, the nature of the expenditure, the date of incurrence of such liability and the date of payment of such liability.

1.12. "Approved CapEx Amount" means US$145,470.00.

        1.13.        "Arbitration Firm" means the firm of Grant Thornton LLP (Toronto office), and if such firm is unwilling or unable to serve in such capacity, Buyer and Seller shall select, within 10 days after notification that it is unwilling or unable to serve in such capacity, a mutually acceptable nationally or regionally recognized independent accounting firm to serve as an arbitration firm.

        1.14.        "Assumed Indebtedness" means that Indebtedness of some one or more of the Target Companies set out in Schedule 1.14, determined as of the Closing Date which is not to be paid out at Closing (excluding any prepayment charges, penalties, and premiums related thereto that are not accrued as of the Closing Date), and which in the case of Indebtedness of Amerikan means 50% of the amounts thereof.

1.15. "Business Day" means any day other than a Saturday, Sunday or other day that is a statutory holiday under the federal Laws of the United States.
1.16. "Business Participants" means the employees and former employees of the Target Companies and their dependents and beneficiaries.
1.17. "Buyer" has the meaning set forth in the preamble to this Agreement.

        1.18.        "Buyer's Knowledge" means the actual knowledge of the five (5) most senior officers of Buyer, or which with reasonable diligence could reasonably be expected to be within the knowledge of such persons given their role or function.

1.19. "Cash and Cash Equivalents" means all cash and cash equivalents entered on the books and records of a Person.
1.20. "Closing" has the meaning set forth in Section 3.1.
1.21. "Closing Date" has the meaning set forth in Section 3.1.
1.22. "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
1.23. "Confidentiality Agreement" has the meaning set forth in Section 6.2(b).
1.24. "Consents" means any consent, approval, authorization, qualification, waiver or notification of a Governmental Authority or any other Person.
1.25. "Controlled Group Member" has the meaning set forth in Section 4.10(a).
1.26. "Contamination" means the presence, Release, threatened Release or migration of Hazardous Substances in air, soil, groundwater, surface water or sediments.

        1.27.        "Control" (including the terms "Controlled by " and "under common Control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        1.28.        "Corporate Taxes" means (i) any domestic or foreign, federal, provincial, state or local income tax, or (ii) any tax credit issued or administered by the income tax authorities of any such federal, provincial, state or local government.

1.29. "Dekka" means Dekka Resins Inc., an Ontario corporation.
1.30. "Dollars" or "$" means currency of the United States of America unless otherwise provided herein.
1.31. "EBITDA Shortfall" has the meaning set forth in Section 2.5(b).
1.32. "Environment" means soil, ground water, surface water, stream sediments and ambient air.
1.33. "Environmental Claims" has the meaning set forth in Section 4.15(a).

        1.34.        "Environmental Law" means any Law concerning pollution, human health and safety or protection of the Environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, discharge, release or disposal of Hazardous Substances, including, but not limited to, any Law establishing responsibility or liability for Contamination.

1.35. "Environmental Reports" has the meaning set forth in Section 4.15(e).
1.36. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
1.37. "Escrow Agent" has the meaning set forth in Section 2.2(c)(i).
1.38. "Escrow Agreement" has the meaning set forth in Section 2.2(c)(i).
1.39. "Final Assumed Indebtedness" has the meaning set forth in Section 2.3(a).
1.40. "Final Assumed Indebtedness Statement" has the meaning set forth in Section 2.3(a).
1.41. "Final Closing Cash" has the meaning set forth in Section 2.3(b).
1.42. "Final Closing Cash Statement" has the meaning set forth in Section 2.3(b).
1.43. "Furnished Document" has the meaning set forth in Section 4.26.
1.44. "GAAP" means United States generally accepted accounting principles.

        1.45.        "Governmental Authority" means any government or political subdivision of any government, whether federal, provincial, state, local or foreign, or any agency or instrumentality of any such government or political subdivision of any government, or any federal, state, local or foreign court or arbitrator.

        1.46.        "Hazardous Substance" means "hazardous substances" as defined under 42 U.S.C. Section 9601 and as in effect on the Closing Date, and any other individual or class of pollutants, contaminants, chemicals, substances, wastes or materials defined, listed, regulated or identified under any Environmental Law, including but not limited to, petroleum, including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas), asbestos or asbestos containing materials, or polychlorinated biphenyls (PCBs).

1.47. "Holdings" has the meaning set forth in the preamble to this Agreement.

        1.48.        "Holdings' Knowledge" means the actual knowledge of Kees Hensen, Kleis Hensen, Ed Hensen, John Hensen or Rob Duncan, or which with reasonable diligence could reasonably be expected to be within the knowledge of such persons given their present or historical role or function with Seller or Holdings; provided, however, that the knowledge of Rob Duncan shall include only the actual knowledge of Rob Duncan since April 4, 2006 or any knowledge (whether before or after April 4, 2006) that Rob Duncan could reasonably be expected to have discovered with reasonable diligence as a result of his function with Seller or Holdings.

1.49. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        1.50.        "Indebtedness" means all of the following of any Target Company, whether or not contingent: (i) all obligations to repay borrowed money, direct or indirect, assumed or guaranteed (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith; (ii) all obligations for the deferred purchase price of capital assets (excluding normal trade terms for capital assets purchased in the ordinary course of business); (iii) all obligations under conditional sales or other title retention agreements; (iv) all reimbursement and other obligations under any letter of credit, banker's acceptance, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device; (v) obligations evidenced by bonds (other than performance bonds), debentures, notes or other similar instruments or debt securities; (vi) all obligations arising from cash/book overdrafts; (vii) all obligations under capitalized leases; (viii) all obligations with respect to vendor advances or any other advances made to any Target Company (other than accounts payable in the ordinary course of business); (ix) any deferred purchase price obligations related to past asset or stock acquisitions by any Target Company; (x) all liabilities of the Target Companies arising from any breach of any of the foregoing; and (xi) all indebtedness of other Persons guaranteed or secured by any Lien or security interest on the assets of any Target Company, except to the extent otherwise constituting Indebtedness.

1.51. "Indemnification Agreement" has the meaning set forth in Section 8.1.
1.52. "Indemnification Escrow Account" has the meaning set forth in Section 2.2(c)(i).
1.53. "Initial EBITDA - Lawn & Garden Segment" has the meaning set forth in Section 2.4(a).
1.54. "Initial EBITDA - ITML Businesses" means the sum of $18,333,333.00 less the EBITDA Shortfall; provided, however that the Initial EBITDA - ITML Businesses shall not be less than US$17,500,000.00
1.55. "Initial Release Date" has the meaning set forth in Section 2.6(c).

        1.56.        "Intellectual Property" means all of the following in any jurisdiction throughout the world: all information (whether or not protectable by patent, copyright or trade secret rights); all fictional business names, trade names, trademarks (including common-law trademarks), service marks, art work, packaging, plates, emblems, logos, internet domain names, insignia and copyrights, and other proprietary rights to various words, slogans, symbols, logos and trade dress, including all registrations and applications for any of the foregoing, and all goodwill associated therewith; all domestic and foreign patents, patent applications and invention disclosures, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by a Governmental Authority including any reissue, re-examination, extension, division, continuation or continuation-in-part of any of the foregoing; all copyrights, applications for copyright registration, copyright registrations and moral rights, in both published works and unpublished works; all right, title and interest of any Target Company in, to and under licenses, sublicenses or other agreements providing any right or concession to use any information or intellectual property; all inventions, improvements, discoveries, know-how, trade secrets and confidential or proprietary information, including, without limitation, rights in customer lists, technical information, data, process technology, plans, drawings, schematics, flow charts, blue prints, manufacturing processes, formulae, recipes, designs, systems, specifications, forms, technical manuals, computer and software programs, product information and development, work-in-progress; all other intellectual property rights (in whatever form or medium).

1.57. "Investments" means any equity interest, directly or indirectly, in any other Person.

        1.58.        "ITML Businesses" means the businesses of Amalco and the Target Companies and, in respect of any period(s) after the Closing Date, includes such businesses in whatever form they are conducted by any Person that is an Affiliate of Buyer during such period(s).

1.59. "ITML Horticultural" means ITML Horticultural Products Inc., an Ontario corporation, formerly known as ITML Inc.
1.60. "ITML Plastic" means ITML Plastic Technology Inc., an Ontario corporation.
1.61. "KeyBanc Capital Markets" has the meaning set forth in Section 5.6.
1.62. "Kord" means Kord Products Inc, an Ontario corporation.

        1.63.        "Lawn & Garden Segment" means the businesses of Buyer's Dillen Products division, Listo Products, Ltd. subsidiary and Productivity California, Inc., and, in respect of any period(s) after the Closing Date, includes such businesses in whatever form they are conducted by any Person that is an Affiliate of Buyer during such period(s).

        1.64.        "Laws" means any federal, state, local or foreign laws, statutes, codes, ordinances, regulations, rules, rulings, orders or requirements, including, without limitation, any building, zoning or fire laws or codes, or other legally enforceable requirement of any Governmental Authority.

        1.65.        "Leased Real Estate" means the real property leased by any Target Company pursuant to the leases described on Schedule 1.65, together with all rights and appurtenances pertaining to such leasehold estates, including, but not limited to, any right or interest of any Target Company in and to adjacent streets, alleys, right-of-ways, easements, railroad sidetrack agreements, utility agreements, and any other rights or benefits relating to the land and improvements or structures located on such real estate, specifically including all buildings, and including, but not limited to, any boiler systems, plumbing systems, sanitary systems, fuel oil systems, sprinkler systems, fire and security protection systems, heating, ventilating and air conditioning systems, electrical systems, lighting systems, wiring, temperature controls, loading docks, dock levelers, railroad spur tracks, cranes, and any other fixtures presently located thereon.

1.66. "Liens" means any mortgage, lien, security interest, hypothecation, Option, pledge, adverse claim, interest, Tax assessment, charge or other encumbrance.
1.67. "Lone Star" has the meaning set forth in the recitals to this Agreement.
1.68. "Lone Star Acquisition" has the meaning set forth in the recitals to this Agreement.
1.69. "Lone Star Shares" has the meaning set forth in the recitals to this Agreement.
1.70. "Mandatory Retention Amount" has the meaning set forth in Section 2.6(d).

        1.71.        "Material Adverse Effect" means any effect, individually or in the aggregate, that is materially adverse to the business, prospects, financial condition or results of operations of the Target Companies taken as a whole other than any effect resulting from (i) general economic conditions or developments or changes therein, (ii) conditions in the industries in which the Target Companies operate, (iii) the announcement of this Agreement or the transactions contemplated hereby, (iv) the compliance by Seller or its Affiliates with any covenants and agreements contained in this Agreement, (v) any actions taken or omitted to be taken by or at the written request or with the written consent of Buyer.

1.72. "Multiemployer Pension Plan" has the meaning set forth in Section 4.1(b)(xii).

        1.73.        "Option" means any option, warrant, put, call, convertible or exchangeable security, subscription, preemptive right or voting trust or agreement, any agreement restricting sale or transfer, or other agreement or right of a similar nature.

1.74. "Orders" means any order, judgment, ruling, injunction, direction, demand, award, decree, or writ entered by or with any Governmental Authority.
1.75. "Owned Personalty" has the meaning set forth in Section 4.9(a).

        1.76.        "Owned Real Estate" means those certain parcels of land legally described on Schedule 1.76, together with buildings, structures and improvements located thereon, all rights and appurtenances pertaining to the foregoing, including, but not limited to, any right or interest of any Target Company, as the case may be, in and to adjacent streets, alleys, right-of-ways, easements, railroad sidetrack agreements, utility agreements, and any other rights or benefits relating to the land and improvements or structures located on such real estate, including, but not limited to, any boiler systems, plumbing systems, sanitary systems, fuel oil systems, sprinkler systems, fire and security protection systems, heating, ventilating and air conditioning systems, electrical systems, lighting systems, wiring, temperature controls, loading docks, dock levelers, railroad spur tracks, cranes, and any other fixtures presently located thereon.

1.77. "Pending Claim Amount" has the meaning set forth in Section 2.6(c).
1.78. "Permits" means any license, permit, authorization, grant, approval, franchise, waiver, Consent, qualification or similar document or authority issued or granted by any Governmental Authority.
1.79. "Permitted Encumbrances" has the meaning set forth in Section 4.9(a).

        1.80.        "Person" means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other entity or Governmental Authority.

1.81. "Preliminary Assumed Indebtedness" has the meaning set forth in Section 2.2(d).
1.82. "Preliminary Assumed Indebtedness Statement" has the meaning set forth in Section 2.2(d).
1.83. "Preliminary Closing Cash" has the meaning set forth in Section 2.2(e).
1.84. "Preliminary Cash Statement" has the meaning set forth in Section2.2(e).
1.85. "Proforma Combined Initial EBITDA" has the meaning set forth in Section 2.4(a).
1.86. "Purchase Price" has the meaning set forth in Section 2.2(a).
1.87. "Purchase Price Escrow Account" has the meaning set forth in Section 2.2(c)(ii).
1.88. "Purchase Price Escrow Statement" has the meaning set forth in Section 2.5(b).
1.89. "Real Estate" means all of the Owned Real Estate and Leased Real Estate.

        1.90.        "Release" means any spilling, spreading, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment of any Hazardous Substance.

1.91. "Release Agreement" has the meaning set forth in Section 3.2(i).
1.92. "Restrictive Covenant Agreement" has the meaning set forth in Section 3.2(i).
1.93. "Resulting EBITDA" has the meaning set forth in Section 2.4(b).

        1.94.        "Retired Indebtedness" means the Indebtedness of the Target Companies set out in Schedule 1.94(a), including any prepayment penalties, premiums or charges in respect thereof, determined as of the Closing Date which will be paid out at Closing.

1.95. "Seller" has the meaning set forth in the preamble to this Agreement.

        1.96.        "Subsidiaries" of any Person means any other Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such other Person are at the time owned, directly or indirectly, by such first Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

1.97. "Subsidiary Shares" has the meaning set forth in Section 4.5.

        1.98.        "Suntrust Letter of Credit" means documentary letter of credit BMTO88714OS, as heretofore renewed or replaced, issued by Bank of Montreal for the account of ITML Plastic, in the principal sum of $600,000.00, in favour of Suntrust Bank, Inc. as security for the obligations of Amerikan.

1.99. "Target Benefit Arrangements" has the meaning set forth in Section 4.1(a).
1.100. "Target Benefit Plans" has the meaning set forth in Section 4.10(a).
1.101. "Target Companies" means Lone Star, Texon Polymer Group Inc., a Texas corporation, Kord USA Inc., a South Carolina corporation, WhiteRidge and Amerikan.
1.102. "Target Contracts" has the meaning set forth in Section 4.11.
1.103. "Target ERISA Plans" has the meaning set forth in Section 4.10(a).
1.104. "Target IP" means any Intellectual Property owned by any Target Company.

        1.105.       "Tax" or "Taxes" means any and all taxes, including, without limitation, any domestic or foreign federal, provincial, state or local income, franchise, business, capital, occupation, sales/use, goods and services, manufacturer's excise, payroll, withholding, employment and unemployment, employer health tax, Canada Pension Plan / Quebec Pension Plan and unemployment insurance premiums, gross receipts, profits, social security, transfer, land transfer, registration, value added, alternative or add-on minimum, estimated, and personal and real property taxes and assessments (both general and special) and all other taxes or charges (including all interest, penalties and additions to Tax) measured, assessed, levied, imposed or collected by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person, as a result of being a member of a combined, consolidated, unitary, or affiliated group, a contractual obligation or otherwise.

        1.106.       "Tax Refunds" means (i) all refunds of Corporate Taxes payable to any of the Target Companies in respect of taxable periods which end prior to, or on the Closing Date and (ii) any other amounts payable to any Target Company in respect of taxable periods which end prior to, or on the Closing Date as the result of the utilization of credits in a Tax Return in respect of Corporate Taxes for a taxable period ending prior to, or on the Closing Date.

1.107. "Tax Returns" means all Tax returns (including information returns), statements, forms, elections, amendments, schedules and reports relating to Taxes.
1.108. "Tower Entities" means ITML Nevada Partnership, a Nevada limited partnership, ITML Nova Scotia Corp., a Nova Scotia unlimited liability company and ITML LLC, a Nevada limited liability company.
1.109. "Treasury Regulations" means regulations proposed or promulgated by the United States Department of Treasury under the provisions of the Code.
1.110. "U.S. Earn-Out Amount" has the meaning set forth in Section 2.4(e).
1.111. "U.S. EBITDA Price Reduction" has the meaning set forth in Section 2.5(b).
1.112. "WhiteRidge" means WhiteRidge Plastics, LLC, a North Carolina limited liability company.
1.113. "2006 Adjusted EBITDA" has the meaning set forth in Section 2.5(b).

        1.114.       "2006 Financial Statements" means the unaudited consolidated balance sheet of ITML Plastic as of September 30, 2006 and the related unaudited consolidated statements of income and cash flows for the eleven months then ended.

SALE AND PURCHASE OF SHARES

        2.1.         Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign and transfer the Lone Star Shares to Buyer, and Buyer shall purchase the Lone Star Shares, free and clear of all Liens.

2.2. Purchase Price

                      (a)        In full consideration for the Lone Star Shares and subject to adjustment as provided in Section 2.3 and Section 2.4, at the Closing, Buyer shall pay to Seller an aggregate amount in cash equal to (A) $30 Million for the Lone Star Shares; minus (B) the aggregate amount of the Retired Indebtedness; minus (C) the aggregate amount of the Preliminary Assumed Indebtedness of the Target Companies; plus (D) the aggregate amount of the Preliminary Closing Cash of the Target Companies; plus (E) the Approved CapEx Amount, if any (the resulting amount is referred to as the "Purchase Price").

                      (b)        Not less than 5 days prior to the Closing Date, Seller shall obtain from each obligee to the Retired Indebtedness, and in any event any secured party set forth on Schedule 1.94 (b), a payoff letter and/or Lien release letter. Such letter shall include (i) the total amount of Indebtedness (including all principal, interest, premium, prepayment penalties and other fees owing on such amounts) owed by any Target Company to such obligee as of the date of the letter and a per diem amount through the Closing Date, (ii) payment instructions for wire transfer of such amount on the Closing Date, and (iii) if applicable, authorization for Buyer to terminate any financing statement relating to such Indebtedness upon payment of the amount specified in such letter. For purposes of determining the deduction for Retired Indebtedness in Section 2.2(a) above, the amount of Retired Indebtedness set forth in each payoff letter shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

(c) On the Closing Date:

                                               (i)        US$1.875 Million of the Purchase Price shall be paid by Buyer to CIBC Mellon Trust Company (the "Escrow Agent") to be held in an escrow account (the "Indemnification Escrow Account") pursuant to the terms of the Escrow Agreement substantially in the form attached hereto as Exhibit A the ("Escrow Agreement") for the purpose of payment of any indemnification claim(s) owed by Seller or its Affiliates pursuant to the Indemnification Agreement;

                                               (ii)       US$1.3635 Million of the Purchase Price shall be paid by Buyer to the Escrow Agent) to be held in an escrow account (the "Purchase Price Escrow Account") pursuant to the terms of the Escrow Agreement for the purpose of payment of purchase price adjustment set forth in Section 2.5;

                                               (iii)      the remainder of the Purchase Price shall be paid by Buyer to Seller by wire transfer of immediately available funds, to an account or accounts designated by Seller not less than 5 days prior to the Closing Date; and

                                               (iv)       the aggregate amount of Retired Indebtedness shall be paid by Buyer on behalf of Lone Star, or by Lone Star out of funds provided to Lone Star by Buyer for the purpose, directly to each obligee thereof in accordance with the payoff letters provided pursuant to Section 2.2(b) above by wire transfer of immediately available funds, to an account or accounts designated by such obligee in such letter.

                      (d)        Not less than 5 days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the "Preliminary Assumed Indebtedness Statement") setting forth an estimate of the aggregate amount of the Assumed Indebtedness of the Target Companies to be outstanding as of the Closing Date (the "Preliminary Assumed Indebtedness"), the obligees of such Indebtedness, the respective estimated amounts owed to each and the amount of Assumed Indebtedness as of the Closing Date. The amount of the Preliminary Assumed Indebtedness shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

                      (e)        Not less than 5 days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement (the "Preliminary Cash Statement") setting forth an estimate of the aggregate amount of Cash and Cash Equivalents of the Target Companies to be outstanding as of the Closing Date (the "Preliminary Closing Cash"), the accounts and/or locations of such Cash and Cash Equivalents and the respective estimated amounts set forth in each account and/or location. The amount of the Preliminary Closing Cash shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

2.3. Purchase Price Adjustment

                      (a)        Assumed Indebtedness Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a draft statement (the "Final Assumed Indebtedness Statement"), setting forth the actual aggregate amount of the Assumed Indebtedness of the Target Companies that was outstanding as of the Closing Date (the "Final Assumed Indebtedness") converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

                      (b)        Closing Cash Statement. Within 90 days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a draft statement (the "Final Closing Cash Statement"), setting forth the actual aggregate amount of Cash and Cash Equivalents of the Target Companies that was outstanding as of the Closing Date (the "Final Closing Cash") converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date.

                      (c)        Dispute. Within 30 days following receipt by Seller of the draft Final Assumed Indebtedness Statement or the draft Final Closing Cash Statement (each an "Adjustment Statement"), Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of such Adjustment Statement. If Seller does not notify Buyer of a dispute with respect to an Adjustment Statement within such 30-day period, such Adjustment Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter, but in no event later than 20 days after the Arbitration Firm has notified Buyer and Seller it has accepted the engagement and settled any outstanding terms of reference or procedure, Buyer and Seller shall each prepare and submit a presentation to the Arbitration Firm and the other party. As soon as practicable thereafter, but in no event later than 10 days thereafter, Buyer and Seller may submit to the Arbitration Firm and the other party a response to the other party's presentation. Buyer and Seller shall cause the Arbitration Firm as soon as practicable thereafter to determine the Final Assumed Indebtedness and/or the Final Closing Cash having regard to the terms of this Agreement and the presentations of the parties. All determinations made by the Arbitration Firm, including matters of procedure to be followed if not provided for herein, will be final, conclusive and binding on the parties. The determination so made by the Arbitration Firm shall be incorporated into the Final Assumed Indebtedness Statement and/or the Final Closing Cash Statement.

                      (d)        Access. For purposes of complying with the terms set forth in this Section 2.3, each party shall cooperate with and make available to the other parties and their respective representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Adjustment Statements and the resolution of any disputes thereunder.

(e) Assumed Indebtedness Adjustment.

                                               (i)        If the Final Assumed Indebtedness (as finally determined pursuant to Section 2.3(c)) is greater than the Preliminary Assumed Indebtedness, then the Purchase Price will be adjusted downward by the amount of such excess, and Seller shall pay to Buyer an amount of cash equal to such excess by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. Such payment is to be made within 5 Business Days of the date on which the Final Assumed Indebtedness is finally determined pursuant to Section 2.3(c) and shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment. The amount of such excess shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

                                               (ii)       If the Final Assumed Indebtedness (as finally determined pursuant to Section 2.3(c)) is less than the Preliminary Assumed Indebtedness, then the Purchase Price will be adjusted upward by the amount of such shortfall, and Buyer shall pay to Seller an amount in cash equal to such shortfall by bank wire transfer of immediately available funds to an account designated in writing to Buyer by Seller. Such payment is to be made within 5 Business Days from the date on which the Final Assumed Indebtedness is finally determined pursuant to Section 2.3(c) and shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment. The amount of such shortfall shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

(f) Closing Cash Adjustment.

                                               (i)        If the Final Closing Cash (as finally determined pursuant to Section 2.3(c)) is greater than the Preliminary Closing Cash, then the Purchase Price will be adjusted upward by the amount of such excess, and Buyer shall pay to Seller an amount of cash equal to such excess by bank wire transfer of immediately available funds to an account or accounts designated in writing by Seller. Such payment is to be made within 5 Business Days of the date on which the Final Closing Cash is finally determined pursuant to Section 2.3(c) and shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment. The amount of such excess shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

                                               (ii)       If the Final Closing Cash (as finally determined pursuant to Section 2.3(c)) is less than the Preliminary Closing Cash, then the Purchase Price will be adjusted downward by the amount of such shortfall, and Seller shall pay to Buyer an amount in cash equal to such shortfall by bank wire transfer of immediately available funds to an account designated in writing by Buyer. Such payment is to be made within 5 Business Days from the date on which the Final Closing Cash is finally determined pursuant to Section 2.3(c) and shall include interest thereon at the rate of 5% per annum, calculated from the Closing Date to the date of payment. The amount of such shortfall shall be converted, if necessary, to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the date of payment.

                      (g)        In the event that after the Closing Date, Buyer or any Target Company receives any Tax Refunds, Buyer shall promptly upon receipt of the cash benefit of such Tax Refund (whether as a cash payment or a credit against Tax liability for a taxable period beginning after the Closing Date) forward, or cause the particular Target Company to forward, the amount of such cash benefit (net of Tax liability to Buyer or any Target Company, if any, in respect of taxable periods beginning after the Closing Date) to Seller by bank wire transfer of immediately available funds to an account designated in writing by Seller. If any portion of a Tax Refund is later reversed on audit or otherwise, Seller shall pay Buyer the amount of cash previously received by Seller on account of such Tax Refund, together with the amount of any Losses (as defined in the Indemnification Agreement) that Buyer, the Affiliated Group or a Target Company incurred in connection with such reversal. Any payments of such cash benefits arising from Tax Refunds to Seller shall be treated as adjustments to the Purchase Price to the extent permitted by applicable Law.

(h) Any indemnification payment made pursuant to the Indemnification Agreement by a party to this Agreement will be treated as an adjustment to the Purchase Price.

                      (i)        Purchase Price Memorandum. Following the determination of each of the adjustments to the Purchase Price provided for in Sections 2.3(e), 2.3(f), 2.3(g)or 2.3(h) hereof, the parties shall execute a memorandum setting out i) the adjustments so determined, ii) the Purchase Price after adjustment and iii) the means by which the adjustment to the Purchase Price was satisfied.

        2.4        Earn-Out. In addition to the amounts specified in Section 2.2, Seller shall be entitled to receive as additional consideration for the purchase of the Lone Star Shares an earn-out payment determined in accordance with the following calculation and subject to the additional terms set forth in this Section 2.4:

                      (a)        Pro-forma Combined Initial EBITDA. On or before February 28, 2007, Buyer shall cause to be prepared and delivered to Seller a draft statement setting forth (i) the Initial EBITDA - ITML Businesses, (ii) the EBITDA for the Lawn & Garden Segment for the twelve month period ended December 31, 2006 (the "Initial EBITDA - Lawn & Garden Segment"), and (iii) the aggregate combined amount of the Initial EBITDA - ITML Businesses and the Initial EBITDA - Lawn & Garden Segment (the amount calculated pursuant to clause (iii) being referred to as the "Pro-forma Combined Initial EBITDA"). For purposes of calculating the Initial EBITDA - Lawn & Garden Segment, EBITDA shall be prepared in accordance with GAAP, except that such EBITDA calculation shall i) exclude any charges that are not associated directly with the Lawn & Garden Segment, such as management fees or corporate overhead charges of Buyer not associated with actual costs assessed to operating subsidiaries of Buyer (for clarification purposes, this calculation will include overhead charges of Buyer that are directly associated with actual costs assessed to operating subsidiaries of Buyer (for example, but not by way of limitation, healthcare costs)) and ii) exclude restructuring charges relating to the Lawn & Garden Segment booked in calendar year 2006. Schedule 2.4(a) sets forth an agreed upon metric for determining Initial EBITDA -Lawn & Garden Segment.

                      (b)        Resulting EBITDA. On or before February 28, 2009, Buyer shall cause to be prepared and delivered to Seller a draft statement of the pro-forma EBITDA for the combined Lawn & Garden Segment and the ITML Businesses for the twelve month period ended December 31, 2008 (the "Resulting EBITDA"). The Resulting EBITDA is to be prepared in accordance with GAAP applied on a consistent basis, provided, however, that Resulting EBITDA for purposes of this calculation shall i) exclude any charges of Buyer or its Affiliates that are not associated directly with the Lawn & Garden Segment, such as management fees or corporate overhead charges of Buyer not associated with actual costs assessed to operating subsidiaries of Buyer (for clarification purposes, this calculation will include overhead charges of Buyer that are directly associated with actual costs assessed to operating subsidiaries of Buyer (for example, but not by way of limitation, healthcare costs), ii) exclude restructuring charges relating to the Lawn & Garden Segment booked in calendar year 2008, iii) exclude any revenue, expenses or other results of operations to the extent relating to any acquisitions by Buyer or its Affiliates after the Closing Date that are integrated into the Lawn & Garden Segment prior to December 31, 2008, iv) include pro-forma revenue, expenses or other results of operations of any part of the Lawn & Garden Segment or the ITML Businesses that has been transferred to or from another Affiliate of Buyer, v) record all inter-company transactions between (A) the Lawn & Garden Segment and/or the ITML Businesses, and (B) other Affiliates of Buyer, at fair market selling prices, and vi) include pro-forma revenue, expenses or other results of operations to the extent relating to any divestitures of operations in the Lawn & Garden Segment by Buyer or its Affiliates after the Closing Date and prior to December 31, 2008. Schedule 2.4(b) sets forth an agreed upon metric for determining the Resulting EBITDA.

                      (c)        Dispute. Within 30 days following receipt by Seller of the draft statement of Pro-forma Combined Initial EBITDA or the draft statement of Resulting EBITDA (each in this subparagraph (c) a "Statement"), Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of such Statement. If Seller does not notify Buyer of a dispute with respect to a Statement within such 30-day period, such Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 30 days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the Arbitration Firm to resolve such dispute. As promptly as practicable thereafter, but in no event later than 20 days after the Arbitration Firm has notified Buyer and Seller it has accepted the engagement and settled any outstanding terms of reference or procedure, Buyer and Seller shall each prepare and submit a presentation to the Arbitration Firm and the other party. As soon as practicable thereafter, but in no event later than 10 days thereafter, Buyer and Seller may submit to the Arbitration Firm and the other party a response to the other party's presentation. Buyer and Seller shall cause the Arbitration Firm as soon as practicable thereafter to determine the Pro-forma Combined Initial EBITDA or the Resulting EBITDA, as the case may be, having regard to the terms of this Agreement and the presentations of the parties. All determinations made by the Arbitration Firm, including matters of procedure to be followed if not provided for herein, will be final, conclusive and binding on the parties. The amount so determined by the Arbitration Firm of the Pro-forma Combined Initial EBITDA or the Resulting EBITDA, as the case may be, shall be applied to determine the Earn-Out Amount in Section 2.4(e).

                      (d)        Access. For purposes of complying with the terms set forth in this Section 2.4, each party shall cooperate with and make available to the other party and its representatives all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Pro-forma Combined Initial EBITDA and Resulting EBITDA and the resolution of any disputes thereunder.

                      (e)        Earn-Out Calculation. Upon determination of the Pro-forma Combined Initial EBITDA and the Resulting EBITDA (each as finally determined pursuant to Section 2.4(a)) if the Resulting EBITDA exceeds the Pro-forma Combined Initial EBITDA, then Buyer shall pay to Seller an amount equal to the result of the following formula (such result, the "U.S. Earn-Out Amount"): the product of (A) the Resulting EBITDA less the Initial EBITDA, multiplied by (B) six (6), and further multiplied by two hundred twenty five one-thousands (0.225) multiplied by (C) three elevenths (0.2727). Buyer shall pay to Seller an amount of cash equal to the U.S. Earn-Out Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. Such payment is to be made on the later of (x) March 31, 2009 or (y) within 5 Business Days of the date on which the Pro-forma Combined Initial EBITDA and the Resulting EBITDA are finally determined pursuant to Section 2.4(c). Such payment shall bear interest at 5% per annum from March 31, 2009 to the date of payment. If the Resulting EBITDA does not exceed the Pro-forma Combined Initial EBITDA, then no earn-out payment shall be due from Buyer to Seller pursuant to this Section 2.4. From and after the date of payment of the U.S. Earn-Out Amount, if any, the term Purchase Price as used in this Agreement shall include such amount.

2.5 Purchase Price Escrow

                      (a)        The funds deposited into the Purchase Price Escrow Account pursuant to Section 2.2(c)(ii) shall be retained by the Escrow Agent until Buyer and Seller shall give the Escrow Agent joint written instructions providing for its release.

                      (b)        Within 30 days following receipt by Buyer of audited consolidated financial statements of ITML Plastic for the year ended October 31, 2006, Buyer shall cause to be prepared and delivered to Seller a draft statement (the "Purchase Price Escrow Statement") setting forth (i) the consolidated EBITDA of ITML Plastic for the year ended October 31, 2006 less any Canadian Scientific Research and Experimental Development tax credits claimed by Amalco in the fourth quarter of the year ended October 31, 2006 (the "2006 Adjusted EBITDA"), (ii) the amount by which the 2006 Adjusted EBITDA is less than Canadian $16.8 million, if any and converted to U.S. dollars by applying the exchange rate published in the Wall Street Journal for the close of business on the day immediately preceding the Closing Date (the "EBITDA Shortfall") and (iii) a calculation of (A) the EBITDA Shortfall multiplied by (B) six and three tenths (6.3) multiplied by (C) three elevenths (0.2727) (such calculated amount the "U.S. EBITDA Price Reduction"). In the event that Seller disagrees with any of the information set forth in the Purchase Price Escrow Statement, Buyer and Seller shall resolve any such disagreement through the procedures and in the time frames set forth in Section 2.3(d).

                      (c)        Upon final determination of the U.S. EBITDA Price Reduction pursuant to Section 2.5(b), Buyer and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Purchase Price Escrow Account (i) to Buyer an amount equal to the U.S. EBITDA Price Reduction less half of any fees and costs of the Escrow Agent relating to the Purchase Price Escrow Account and (ii) to Seller an amount equal to the resultant of US$1.3635 million less the Canadian EBITDA Price Reduction, and less the remaining half of any fees and costs of the Escrow Agent relating to the Purchase Price Escrow Account. The Escrow Agent shall be instructed to close the Purchase Price Escrow Account upon release of all funds held in such account. From and after the date of payment of the U.S. EBITDA Price Reduction to Buyer, if any, the term Purchase Price as used in this Agreement shall be reduced by such amount.

2.6 Indemnification Escrow

                      (a)        The funds deposited into the Indemnification Escrow Account pursuant to Section 2.2(c)(i) shall be retained by the Escrow Agent either until Buyer and Holdings shall give the Escrow Agent joint written instructions providing for its release or until Escrow Agent is authorized to release such funds in accordance with Section 2.4(c) of the Escrow Agreement.

                      (b)        Upon final resolution by Buyer and Holdings of any Claim Notice (as defined in the Indemnification Agreement), Buyer and Holdings shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Indemnification Escrow Account to Buyer, or the party specified in such instructions, the amount of any Losses set forth in such Claim Notice.

                      (c)        Subject to Section 2.6(d) below, on March 31, 2008 (the "Initial Release Date"), Buyer and Holdings shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Indemnification Escrow Account, all funds, if any, remaining in the Indemnification Escrow Account (i) less an amount equal to the aggregate face amount of all Claim Notices (as defined in the Escrow Agreement) received by the Escrow Agent and not resolved prior to such date (a "Pending Claim Amount") and (ii) less the Mandatory Retention Amount (as defined below).

                      (d)        Notwithstanding Section 2.6(c) above, on the Initial Release Date the Indemnification Escrow Account shall have no less than US$4.2 Million (such amount, the "Mandatory Retention Amount") in funds plus all then Pending Claim Amounts. In the event that the funds in the Indemnification Escrow Account as of the Initial Release Date is less than the Mandatory Retention Amount, either (i) Buyer shall be entitled to direct such amount of the U.S. Earn-Out Amount as necessary to make the funds in the Indemnification Escrow Account equal to the Mandatory Retention Amount be deposited in the Indemnification Escrow Account at the time of payment of the U.S. Earn-Out Amount, if any, or (ii) Seller or Holdings shall promptly deposit into the Indemnification Escrow Account such amount as necessary to make the funds in the Indemnification Escrow Account equal the Mandatory Retention Amount.

                      (e)        On the dates set forth in Schedule 2.6(e), Buyer and Holdings shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse from the Indemnification Escrow Account to Seller the amount specified on Schedule 2.6(e) to be released as of such date; provided, however, that no amount shall be released from the Indemnification Escrow Account as of such date unless the aggregate amount of all funds remaining in the Indemnification Escrow Account as of such date after release of such amount would equal or exceed the "Remaining Liability Amount" as set forth on Schedule 2.6(e) for such date; provided further, that if Seller or Holdings provides Buyer with evidence of Seller's or Holdings' actual payment of a tax liability for which an escrow amount was still retained in the Indemnification Escrow Account in accordance with Schedule 2.6(e), then Parent and Holdings shall release such amount from the Indemnification Escrow Account prior to the scheduled release date.

                      (f)        On December 31, 2011, the Escrow Agent shall be authorized to disburse, without joint instructions from Buyer or Holdings, to the account of Seller designated in writing to the Escrow Agent for such purpose, all funds remaining in the Indemnification Escrow Account (i) less half of any fees and costs of the Escrow Agent relating to the Indemnification Escrow Account and (ii) less all Pending Claim Amounts. Buyer shall pay the remaining half of any fees and costs of the Escrow Agent relating to the Indemnification Escrow Account.

CLOSING AND DELIVERIES

        3.1          Closing The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 2300 BP Tower, 200 Public Square, Cleveland, Ohio 44114, at 10:00 a.m., local time, on January 9, 2007, or on such other date or at such other time and place as the parties shall mutually agree in writing (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items:
(a) One or more certificates representing the Lone Star Shares, accompanied by duly executed stock powers in proper form for transfer to Buyer;

                      (b)        Certificates from the Ministry of Consumer and Business Services of the Province of Ontario certifying as to the good standing as of the most recent practicable date of Seller and Holdings in the Province of Ontario;

                      (c)        Certificates from the appropriate Governmental Authority in each state of the United States where any Target Company is organized or qualified to do business certifying as to the good standing as of the most recent practicable date of such Target Company in such jurisdiction;

                      (d)        A certificate of the Secretary of Seller, given by him or her on behalf of Seller and not in his or her individual capacity, attaching a copy of the Articles of Incorporation and bylaws of Seller and resolutions of the board of directors of Seller approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and certifying that such documents are in full force and effect and have not been rescinded, modified or amended;

                      (e)        A certificate of the Secretary of Holdings, given by him or her on behalf of Holdings and not in his or her individual capacity, attaching a copy of the Articles of Incorporation and bylaws of Holdings and resolutions of the board of directors of Holdings approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and certifying that such documents are in full force and effect and have not been rescinded, modified or amended;

                      (f)        A certificate from an officer of Seller and Holdings, given by him or her on behalf of Seller and not in his or her individual capacity, to the effect that as of the Closing Date the conditions set forth in Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d) and 7.3(e) have been satisfied;

                      (g)        A certificate of a financial or accounting officer of Seller and Holdings, given by him or her on behalf of Seller and not in his or her individual capacity, certifying as of the Closing Date as to the aggregate amounts of Preliminary Assumed Indebtedness and Preliminary Closing Cash;

                      (h)        An affidavit executed by a responsible corporate officer issued pursuant to Section 1445 of the Code and Treasury Regulation Section 1.1445-2(c)(3), and otherwise complying with Sections 1445 and 897 of the Code and the Treasury Regulations promulgated under such Sections of the Code, stating that Lone Star is not a United States real property holding corporation as defined in Section 897 of the Code;

                      (i)        Executed counterparts by Seller and its Affiliates of the Release Agreement entered into among Seller, Holdings and their Affiliates, on the one hand, and the Target Companies and Amalco, on the other hand, effective as of the Closing Date and substantially in the form attached hereto as Exhibit B (the "Release Agreement"), whereby such parties, on behalf of themselves and their Affiliates, release the other parties from any claims existing on the Closing Date or arising out of actions prior to the Closing Date;

                      (j)        Executed counterparts by Seller, Holdings and their Affiliates of the Restrictive Covenant Agreement entered into among Seller, Holdings and their Affiliates, on the one hand, and Buyer, Amalco and the Lone Star Companies, on the other hand, effective as of the Closing Date and substantially in the form attached hereto as Exhibit D (the "Restrictive Covenant Agreement"), whereby such parties, on behalf of themselves and their Affiliates agree to abide by certain non-competition, non-solicitation and confidentiality provisions;

(k) An executed counterpart by Seller and Holdings of the Escrow Agreement;
(l) An executed counterpart by Seller and Holdings of the Indemnification Agreement; and

                      (m)        Excepting for Amerikan, the original minute books of each Target Company including all resolutions of the board of directors and shareholders and all registers of directors, officers and shareholders and the corporate seal of each such company.

3.3 Deliveries by Buyer At the Closing, Buyer shall deliver or cause to be delivered to Seller the following items:
(a) The Purchase Price, paid by wire transfer of immediately available funds to Seller in accordance with Section 2.2;
(b) A certificate from the Secretary of State of Ohio certifying as to the good standing as of the most recent practicable date of Buyer in the State of Ohio;

                      (c)        A certificate of the Secretary of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, attaching a copy of the Articles of Incorporation and Regulations of Buyer and resolutions of the board of directors of Buyer approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and certifying that such documents are in full force and effect and have not been rescinded, modified or amended;

                      (d)        A certificate from an officer of Buyer, given by him or her on behalf of Buyer and not in his or her individual capacity, to the effect that as of the Closing Date the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied;

(e) An executed counterpart by each Target Company and Amalco of the Release Agreement;
(f) An executed counterpart by Buyer, Amalco and each Target Company of the Restrictive Covenant Agreement.
(g) An executed counterpart by Buyer of the Escrow Agreement.
(h) An executed counterpart by Buyer of the Indemnification Agreement.
(i) Evidence satisfactory to Seller that the Suntrust Letter of Credit has been transferred from the account of ITML Plastic to the account of the Buyer or Buyer's nominee.
REPRESENTATIONS AND WARRANTIES OF Seller AND HOLDINGS
Seller and Holdings, jointly and severally, represent and warrant to Buyer as of the date of this Agreement, and as of the Closing Date, as follows:

        4.1          Organization and Standing Each of Holdings and Seller is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, Canada with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each Target Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it was formed with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Each Target Company is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased, used or operated by it or in which the nature of the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a Material Adverse Effect. Neither Seller nor any Target Company is in default in performance, observance or fulfillment of any provision of its organizational documents, as in effect on the date of this Agreement. Schedule 4.1 sets forth each jurisdiction in which a Target Company is qualified to do business and whether each entity is in good standing as of the date of this Agreement in such jurisdictions.

        4.2          Authorization, Validity and Effect  Each of Holdings and Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Holdings and Seller has been duly authorized by all necessary corporate action on the part of Seller and Holdings, respectively. This Agreement has been duly executed and delivered by each of Holdings and Seller and is the legal, valid and binding obligation of Holdings and Seller, enforceable against Holdings and Seller in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).

        4.3          Capitalization  The authorized capital stock of Lone Star consists of 10 million common shares of common stock, $1.00 par value, of which, as of the date of this Agreement, 5,742,472 common shares are issued and outstanding. All of the Lone Star Shares have been duly authorized, validly issued and are fully paid and nonassessable. The Lone Star Shares have not been issued in violation of, and are not subject to, any Options. There are no authorized or outstanding Options under which Lone Star may be obligated to issue or sell any shares of capital stock or any other securities of Lone Star. The Lone Star Shares represent the only issued and outstanding shares of capital stock or securities of Lone Star. There are no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of Lone Star. The issuance and sale of the Lone Star Shares by Lone Star have been in compliance in all material respects with United States federal and state securities laws.

        4.4          Title.  Seller (a) is the record and beneficial owner of all of the Lone Star Shares, (b) has full power, right and authority, and any approval required by Law, to make and enter into this Agreement and to sell, assign, transfer and deliver the Lone Star Shares to Buyer, and (c) has valid title to all of the Lone Star Shares free and clear of all Liens (other than Liens, if any, set forth on Schedule 4.4 which shall be released at the Closing and Liens set forth on Schedule 4.9(a) that will remain outstanding after the Closing). Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer shall acquire valid title to the Lone Star Shares, free and clear of all Liens.

        4.4          Subsidiaries and Investments  Schedule 4.5 sets forth a listing of the authorized (if applicable) and issued and outstanding capital stock or equity of each Target Company and the holder thereof. Except as set forth on Schedule 4.5, Lone Star owns all of the issued and outstanding shares of capital stock or equity of each of the Target Companies (other than Lone Star itself and Amerikan in which Lone Star holds a 50% equity interest) (collectively, the "Subsidiary Shares"), free and clear of all Liens. All of the Subsidiary Shares have been duly authorized, validly issued and are fully paid and nonassessable. The Subsidiary Shares have not been issued in violation of, and are not subject to, any Options. There are no authorized or outstanding Options under which any Target Company may be obligated to issue or sell any shares of capital stock or any other securities of such Target Company. The Subsidiary Shares represent the only issued and outstanding shares of capital stock or securities of such Target Companies. There are no agreements, commitments or contracts relating to the issuance, sale or transfer of any equity securities or other securities of such Target Companies except for the Amerikan operating agreement between Lone Star and Florikan West, Inc. expressed on its face to be effective the [ ] day of January, 2004, a copy of which has been provided to Buyer.

4.6 No Conflict; Required Filings and Consents.

                      (a)        Neither the execution and delivery of this Agreement by each of Holdings and Seller, nor the consummation by Holdings and Seller of the transactions contemplated herein, nor compliance by Holdings and Seller with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provision of either Holdings', Seller's or Lone Star's Articles of Incorporation or Bylaws or comparable organizational documents, (ii) except as set forth on Schedule 4.6(a)(ii), violate, conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default (or an event that, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or give rise to (with the giving of notice, the passage of time or otherwise) any right of a Person to terminate, cancel, accelerate, modify or call a default with respect to, or result in the creation or imposition of any Lien upon the Lone Star Shares or any property or assets of the Target Companies pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Holdings, Seller or any Target Company is a party or by which any Target Company' properties or assets may be subject other than a note, bond, mortgage, indenture or other instrument entered into in respect of Retired Indebtedness, and that would, in any such event, have a Material Adverse Effect, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.6(b), to Holdings' Knowledge, violate any Order or Law applicable to Holdings or Seller or any Target Company or any of the properties or assets of the Target Companies that would have a Material Adverse Effect.

                      (b)        Other than (i) notices under the HSR Act and the expiration or termination of any waiting period thereunder, (ii) as set forth on Schedule 4.6(b), and (iii) where the failure to give such notice, make such filing or receive such Consent would not have a Material Adverse Effect, no notice to, filing with, authorization of, exemption by or Consent of any Person or Governmental Authority is necessary for the performance by Seller of its obligations under this Agreement.

4.7 Financial Statements [Intentionally Deleted]
4.8 Taxes

                      (a)        No Target Company has been a member of an affiliated group filing a consolidated federal income Tax Return other than the group the common parent of which is Lone Star (such group the common parent of which is Lone Star, the "Affiliated Group"). Except as set out in Schedule 4.8, each Target Company has filed all Tax Returns required to be filed by it or the Affiliated Group, and all such Tax Returns are true, correct and complete in all material respects. All Taxes owed by each Target Company and the Affiliated Group have been paid, whether or not shown on any Tax Return, except in respect of (i) Taxes for the periods set forth on Schedule 4.8 for which the Tax Returns will be filed by Seller after the Closing and the Taxes shown thereon, if any, (except to the extent already taken into account in determining the adjustments provided for in Sections 2.2(d) and 2.3(f) of the Amalco Purchase Agreement will be paid by Seller in accordance with Section 6.8 and (ii) any incremental Tax increase as a result of the filing of the amendments to the Tax Returns set forth on Schedule 4.8, which amendments will be filed prior to the Closing Date and such incremental Tax increase, if any, will be paid by Seller at such time.

                      (b)        None of any Target Company or the Affiliated Group is party to any pending Action, nor is any such Action, to Holdings' Knowledge, proposed, under review or investigation, threatened, or expected to be asserted, by any Governmental Authority for the assessment or collection of Taxes. There are no Liens for Taxes on the assets of any Target Company except for Taxes not yet due and payable. There are no Tax deficiencies of any kind asserted against or related to any Target Company or the Affiliated Group with respect to any taxable period ending on or before the Closing Date. All Tax deficiencies raised as a result of any past audits have been satisfied.

                      (c)        None of the Affiliated Group or any Target Company has waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. None of any Target Company or the Affiliated Group is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Governmental Authority in a jurisdiction where any Target Company does not file a Tax Return that such Target Company is or may be subject to taxation in that jurisdiction.

                      (d)        Each Target Company and the Affiliated Group has complied with all applicable laws relating to the payment and withholding of Taxes and has, within the time and manner prescribed by law, withheld and paid over to the proper Governmental Authority, all amounts required to be so withheld and paid over under applicable laws. All "nonqualified deferred compensation plans" (as defined in Section 409A of the Code and any notice or Treasury Regulation promulgated thereunder) of the Target Companies have been operated in good faith compliance with Section 409A of the Code and any notice or Treasury Regulation promulgated thereunder.

                      (e)        No adjustments have been made by any Target Company under Section 481 of the Code which will affect the Taxes of any Target Company for any taxable years which end on or after the Closing Date. No Target Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting, (ii) a closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

                      (f)        No Target Company has any liability under Section 1.1502-6 of the Treasury Regulations (or any similar provision or state, local or foreign Law, or as a transferee, successor, by law, regulation, contract or otherwise) for the Taxes of any Person other than another Target Company. As of the Closing Date, no Target Company will be party to any tax sharing or similar agreement.

                      (g)        No Target Company is party to any agreement, contract, arrangement or plan that would obligate it to make any payments that would not be deductible under Sections 280G or 162(m) of the Code and no Target Company is liable under any agreement, contract, arrangement or plan to compensate any person for any excise tax imposed pursuant to Section 4999 of the Code. No Target Company has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                      (h)        Seller has furnished to Buyer complete and correct copies of all Tax Returns filed by any Target Company for each of the taxable periods beginning after October 31, 2003 and has provided pro-forma federal and state income Tax Returns of each Target Company for each of the taxable periods beginning after October 31, 2003. Seller has furnished to Buyer, or will furnish to Buyer at least ten days prior to the Closing Date, complete and correct copies of all audit reports, statements of deficiencies, and examination reports received relating to, or with respect to, any Target Company for taxable periods beginning after October 31, 2001, if any. Schedule 4.8 lists all jurisdictions in which any Target Company files Tax Returns and any deposits for Taxes made by a Target Company in such jurisdictions.

                      (i)        As to all Tax periods, or portions thereof, which end prior to, or include the Closing Date, the liability of the Target Companies for Taxes with respect to such periods, or portions thereof, does not exceed the amount accrued for such Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the 2006 Financial Statements delivered to Buyer, as adjusted for the operations of the Target Companies in the ordinary course of business through the Closing Date in accordance with the past practice and custom of the Target Companies in filing their Tax Returns. Since the date of the 2006 Financial Statements, no Target Company has incurred any liability for Taxes arising from extraordinary gains or losses outside the ordinary course of business consistent with past practice and custom.

                      (j)        No Target Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code.

                      (k)        No Person has elected to treat WhiteRidge or Amerikan as an association or corporation for U.S. federal or state Tax purposes. WhiteRidge and Amerikan are, and have been since their formation, properly classified as partnerships for U.S. federal and state Tax purposes.

4.9 Properties, Assets and Leases.

                      (a)        Except as disclosed or reserved against in the Amalco Predecessors Financial Statements, each Target Company has good, valid and marketable title to all of the personal properties and other assets, tangible or intangible, reflected in the Amalco Predecessors Financial Statements as being owned by such Target Company as of the dates thereof (the "Owned Personalty"), free and clear of all Liens except for (i) zoning ordinances, (ii) real estate taxes and assessments, both general and special, which are a lien but not yet due and payable, and (iii) such other matters of record or survey as are listed in Schedule 4.9(a), (iv) Liens relating to the Assumed Indebtedness which will remain outstanding after the Closing (the items listed in clauses (i) through (iv) being referred to herein as "Permitted Encumbrances") and (v) Liens relating to Retired Indebtedness set forth on Schedule 1.94(b) which shall be discharged at Closing as a consequence of the payment of that Retired Indebtedness by Buyer as provided for in Section 2.2(b). Each item of the Owned Personalty has been maintained in accordance with normal industry practices, is in good operating condition (subject to normal wear and tear), and as currently used by each Target Company is suitable for the purposes for which it is presently used and is free from known defects.

                      (b)        Schedules 4.9(b) and 1.65 contain complete and accurate descriptions in all material respects of all material leases, whether capitalized or operating leases, pertaining to the personal property and assets used by the Target Companies in the conduct of their businesses. Seller has delivered, or caused to be delivered, to Buyer true and complete copies of all such leases.

(c) With respect to the Owned Real Estate, except as set forth on Schedule 4.9(c):

                                               (i)        The Target Companies own good and marketable title to their respective parcels of the Owned Real Estate, free and clear of any and all Liens, mortgages, pledges, security interests, leases, occupancy agreements, charges, encumbrances, easements, assessments, restrictions and other conditions, except for Permitted Encumbrances. Seller has furnished to Buyer (A) accurate legal descriptions of the Owned Real Estate; (B) all certificates of occupancy and other material Permits for all or any part of the Owned Real Estate; (C) all material architectural, mechanical, electrical, plumbing, drainage, construction and similar plans, specifications and blueprints maintained in the Target Companies' current files relating to their respective parcels of the Owned Real Estate; and (D) all existing Phase I, Phase II or other environmental reports or studies (in draft or formal form) relating to the Owned Real Estate maintained in the Target Companies' current files or otherwise reasonably available to them and which have been prepared within the ten (10) years preceding the date hereof.

                                               (ii)       To Holdings' Knowledge, no improvements have been made or are contemplated to be made by any Governmental Authority or other Person, the costs of which are to be assessed as special taxes, assessments or charges against the Owned Real Estate, and there are no present general or special assessments.

(d) With respect to the Leased Real Estate, except as set forth on Schedule 4.9(d):
(i) Seller has delivered to Buyer a complete copy of each lease, including all amendments, modifications, attachments and exhibits thereto, existing with respect to the Leased Real Estate.
(ii) The Target Companies own good and marketable leasehold title to their respective parcels of the Leased Real Estate.

                                               (iii)      The transfer of the Lone Star Shares as contemplated in Section 2.1 does not constitute an assignment of any of the leases applicable to the Leased Real Estate or require the consent of the lessor under any of such leases.

                                               (iv)       No structural repairs or replacements in respect of any buildings, structures or improvements situated on any of the Real Estate, including without limitation in respect of the roof or mechanical, electrical, heating, ventilating, air-conditioning, plumbing or drainage equipment or systems, are currently in progress or contemplated by the Seller or by any of the tenants under the leases or, to Holdings' Knowledge, are necessary to permit the continued operation of the Real Estate as it would be operated by a reasonable and prudent owner and operator.

                                               (v)        Each of the leases covering the Leased Real Estate are in full force and effect, neither the lessor nor the lessee under any such lease is in default thereunder and no conditions exist that, with notice or the passage of time, would constitute a default under any such lease by any party thereto.

(vi) No leases, subleases or occupancy agreements affect the Leased Real Estate except the leases described on Schedule 1.65.
(e) With respect to the Real Estate, except as set forth on Schedule 4.9(e):
(i) To Holdings' Knowledge there is no condemnation proceeding or expropriation or eminent domain proceeding of any kind pending or threatened against the Real Estate.

                                               (ii)       The Real Estate is occupied under valid and current certificates of occupancy or the like, and the transactions contemplated by this Agreement will not require the issuance of any new or amended certificates of occupancy or the like; there are no facts to Holdings' Knowledge which would prevent the Real Estate from being occupied and utilized after the Closing Date in substantially the same manner as before.

(iii) To Holdings' Knowledge the Real Estate does not violate, and all improvements are constructed in compliance with, all applicable Laws.
(iv) The Target Companies have obtained all appropriate Permits, including building permits, that are required by the Laws.
(v) There are no outstanding variances or special use permits affecting the Real Estate or their uses.

                                               (vi)       No notice of a violation of any Laws, or of any covenant, condition, easement or restriction affecting the Real Estate or relating to its use or occupancy has been given to Holdings, Seller or any Target Company, nor, to Holdings' Knowledge, does any such violation exist.

(vii) No portion of the Real Estate is located within a flood plain area as designated by the Federal Emergency Management Agency or other applicable Government Authority.

                                               (viii)     The Real Estate has and will have as of the Closing Date adequate means of ingress and egress to and from public highways and public utilities for continued use of the Real Estate in substantially the same manner as before the Closing Date. All utility lines and facilities presently serving the Real Estate are serviced and maintained by the appropriate public or quasi-public entity. All utilities enter the Real Estate through adjoining public streets or, if they pass through adjoining private land, they do so in accordance with valid perpetual easements without charge.

                                               (ix)       The Real Estate either (A) is freely accessible directly from a public street on which it abuts, or (B) uses adjoining private land to access the same in accordance with valid perpetual easements without charge. Neither Seller nor any Target Companies have any knowledge of any condition which would result in the termination of such access.

                                               (x)        No Target Company any boundary or water drainage disputes with the owners of any premises adjacent to the Real Estate and to Holdings' Knowledge no such dispute involving former owners or occupants of the Real Estate exists.

                                               (xi)       Neither Holdings, Seller or any Target Company has received any notice of outstanding requirements or recommendations by the insurance companies who issued the insurance policies insuring the Real Estate, or by any board of fire underwriters or other body exercising similar functions requiring or recommending any repairs or work to be done on the Real Estate.

                                               (xii)      The Real Estate constitutes all of the real property used or useful in, or necessary for, the operation of the businesses of the Target Companies. The Real Estate together with the Owned Personalty comprise all the assets, property and undertakings necessary to carry on the business of the Target Companies.

4.10 Employee Benefit Plans; Unions; Employees.

                      (a)        Each "employee benefit plan," as defined in Section 3(3) of ERISA, maintained, contributed to or required to be contributed to by any Target Company or any other Controlled Group Member for the benefit of Business Participants (the "Target ERISA Plans") and each other plan, contract, program or arrangement maintained, contributed to or required to be contributed to by any Target Company or any other Controlled Group Member for the benefit of Business Participants (the Target Benefit Arrangements") complies in all material respects with its terms and all applicable Laws, including ERISA, and except as set out in Schedule 4.10(b) no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any Target ERISA Plan under circumstances that present a risk of any material liability to any Target Company. Copies or descriptions of each Target ERISA Plan and Target Benefit Arrangement have been made available to Buyer for review prior to the date hereof. The Target ERISA Plans and the Target Benefit Arrangements shall collectively be referred to herein as the "Target Benefit Plans." For purposes of this Agreement, "Controlled Group Member" shall mean each Target Company and any Person, trade or business required to be aggregated with any Target Company under Sections 414(b), (c) or (o) of the Code.

(b) Schedule 4.1(b) is a true and correct list of each Target Benefit Plan. Except as set forth on Schedule 4.1(b):

                                               (i)        Each Target ERISA Plan that is intended to be qualified under the applicable provisions of the Code, and its associated trust, if any, complies in all material respects with Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service stating that the plan qualifies under Section 401(a) of the Code and that the associated trust qualifies under Section 501(a) of the Code, has been timely amended (and the amendment has been timely submitted to the Internal Revenue Service for a favorable determination letter) with respect to changes required by all applicable Laws, and is being maintained in material accordance with the requirements of each such Law, including, without limitation, all regulations and notices pertaining to such requirements;

(ii) No Target ERISA Plan has an "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived;

                                               (iii)      No "reportable event," within the meaning of Section 4043(b) of ERISA, has occurred with respect to any Target ERISA Plan, no notice of intent to terminate any Target ERISA Plan has been filed with the Pension Benefit Guaranty Corporation under Section 4041 of ERISA, nor has there been a complete or partial termination of any Target ERISA Plan within the meaning of Section 411(d)(3) of the Code;

                                               (iv)       All requirements of ERISA and the Code applicable with respect to each Target Benefit Plan as to the filing of reports, documents and notices with the Secretary of Labor and the Secretary of the Treasury, or the furnishing of such documents to participants or beneficiaries, have been complied with in all material respects by the Target Benefit Plan or its administrators;

                                               (v)        No "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Target ERISA Plan which could subject the Target ERISA Plan, any Controlled Group Member, or any director, officer, shareholder, employee or agent of any Controlled Group Member, or any fiduciary of any Target ERISA Plan or associated trust, directly or indirectly, to a Tax or penalty for such prohibited transaction imposed by either Section 502 of ERISA or Section 4975 of the Code;

                                               (vi)       There are no material actions, suits or claims pending (other than routine claims for benefits) or, to Holdings' Knowledge, threatened against any Target Benefit Plan or against the assets of any such Target ERISA Plan, or against any fiduciary of a Target Benefit Plan;

                                               (vii)      Each Target Benefit Plan, the administrators and fiduciaries of each Target Benefit Plan and each of the Controlled Group Members have at all times complied in all material respects with all requirements of ERISA and the Code applicable with respect to each Target Benefit Plan and any other applicable Laws governing each such Target Benefit Plan and each Target Benefit Plan has at all times been properly administered in material accordance with all requirements of Laws and in accordance with its terms to the extent consistent with all requirements of Laws;

                                               (viii)     No trust associated with any Target ERISA Plan has earned any "unrelated trade or business income" (as such term is defined in Section 513 of the Code) or "unrelated debt financed income" (as such term is defined in Section 514 of the Code) with respect to which a federal income Tax Return has not been filed;

                                               (ix)       To Holdings' Knowledge none of the Controlled Group Members, any Target ERISA Plan or any administrator or fiduciary of any Target ERISA Plan has taken any action, or failed to take any action, which action or failure could subject it or any other person or entity to any liability for any excise tax or for breach of any fiduciary duty with respect to or in connection with any Target ERISA Plan;

                                               (x)        Each Target ERISA Plan that is subject to the requirements of Part 6 of Subtitle B of Title I of ERISA has materially complied with such requirements and with the requirements of, as applicable, Sections 106, 162(k) and 4980B of the Code;

                                               (xi)       With respect to each Target ERISA Plan that is an "employee welfare benefit plan," as such term is defined in Section 3(1) of ERISA, and that is not required to be funded, including but not limited to any Target ERISA Plan that provides for post retirement health benefits, the Target Companies have established adequate reserves in accordance with the GAAP consistently applied or, to the extent that such Target ERISA Plan is required to be funded, the Target ERISA Plan has been funded based on reasonable and proper actuarial assumptions;

                                               (xii)      With respect to each Target ERISA Plan that is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA or Section 414(f) of the Code (collectively, the "Multiemployer Pension Plans"): (A) no withdrawal liability under Section 4201 of the Code has been incurred by or asserted against a Controlled Group Member with respect to any Multiemployer Pension Plan; (B) to Holdings' Knowledge, none is threatened or expected and no action is contemplated which could expose a Controlled Group Member to such withdrawal liabilities; and (C) each Target Company has established adequate reserves with respect to any withdrawal liability in accordance with GAAP;

                                               (xiii)     The total potential complete withdrawal liability under Section 4201 of ERISA to Controlled Group Members under each Multiemployer Pension Plan, based on an assumed occurrence of a complete withdrawal from each such Multiemployer Pension Plan as of the end of the most recent plan year for which withdrawal information is available, is set forth on Schedule 4.1(b)(xiii) together with the plan year for which the withdrawal liability has been computed;

                                               (xiv)      Full payment has been made of all amounts that a Controlled Group Member is required, under applicable law or under any Target Benefit Plan, to have paid as a contribution thereto for the plan years of each such Target Benefit Plan ended prior to the date of this Agreement, and each Controlled Group Member has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Target Benefit Plan or related agreements. Benefits under all Target Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided to Buyer;

                                               (xv)       No events have occurred or, to Holdings' Knowledge, are threatened or expected to occur with respect to any Target Benefit Plan that would cause a material change in the cost of providing the benefits under such Target Benefit Plan or would cause a material change in the cost of providing for other liabilities of such Target Benefit Plan;

                                               (xvi)      The consummation of the transactions contemplated by this Agreement will not (A) entitle any Business Participant to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or in any documents executed in connection with this Agreement, (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such Business Participant, or (C) directly or indirectly cause a Controlled Group Member to transfer or set aside any assets to fund or otherwise provide for benefits for any Business Participant;

                                               (xvii)     No Controlled Group Member has any commitment, whether formal or informal and whether legally binding or not, to create any additional agreement, plan, arrangement or practice that would constitute a Target Benefit Plan had such agreement, plan, arrangement or practice been effective on the date of this Agreement, modify or change any Target Benefit Plan, or maintain for any specific period of time any Target Benefit Plan;

                                               (xviii)    Each Target Benefit Plan complies in all material respects with applicable requirements of the Code and ERISA and has been timely amended with respect to changes required by all applicable Laws, and is being maintained in material accordance with the requirements of each such Law, including, without limitation, all regulations and notices pertaining to such requirements; and

(xix) Each Target Benefit Plan may be amended and/or terminated at any time and no such Target Benefit Plan provides for any non-terminable or non-alterable benefits.

                      (c)        Except as set forth on Schedule 4.10(c), there are no collective bargaining or other labor union agreements applicable to the Business Participants. Except as set forth on Schedule 4.10(c), since January 1, 2001, there have not been any strikes, slowdowns, lockouts or work stoppages or material labor arbitrations, grievances or disputes involving the Business Participants or against any Target Company, nor are any pending or, to Holdings' Knowledge, threatened. To Holdings' Knowledge, since January 1, 2001 there has not been, and is not now, any campaign, organizational activity or other attempt for recognition underway by any labor organization or employees with respect to the employees of the Target Businesses.

                      (d)        Seller has delivered, or caused to be delivered, to Buyer a list of each current employee of each Target Company indicating such employee's job description, current salary or hourly pay rate and bonus arrangement, if any. Schedule 4.10(d) lists (i) as of November 30, 2006 all current officers and directors of each Target Company, (ii) as of October 24, 2006 all current employees of each Target Company that are on leave of absence, indicating the nature of such leave of absence and each such employee's anticipated date of return to active employment and (iii) as of October 24, 2006 any executive, key employee, or group of employees of any Target Company that, to Holdings' Knowledge, has any plans to terminate employment with a Target Company. To Holdings' Knowledge, each Target Company has complied with the applicable Laws and Executive Orders relating to the recruitment, hiring and promotion of employees and the employment and termination of labor, including provisions thereof relating to wages, hours, equal opportunity, employment discrimination, immigration and collective bargaining and with all Laws governing occupational health and safety.

                      (e)        Except as set forth on Schedule 4.10(e), (i) no Target Company is delinquent in payments to any Business Participants for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such Business Participants; (ii) there is no unfair labor practice complaint against any Target Company pending before the National Labor Relations Board or any other Governmental Authority; (iii) there has been no charge of discrimination filed or threat of a charge of discrimination against any Target Company with the Equal Employment Opportunity Commission or any other Governmental Authority; and (iv) there is no active, pending or, to Holdings' Knowledge, threatened administrative or judicial proceeding under the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Safety and Health Act, the National Labor Relations Act or any other applicable federal, state, local or foreign Law (or common law).

4.11 Material Contracts Set forth on Schedule 4.11 is a list of the following agreements (the "Target Contracts") in effect on October 31, 2006:

                      (a)        Each agreement to which a Target Company is a party requiring payment for services or products in excess of $50,000 per year and that is not terminable at the option of such Target Company upon no more than 30 days notice;

                      (b)        Each agreement covering the lease, purchase or service of tangible or personal property to which a Target Company is a party requiring payment by such Target Company in excess of $50,000 per year and that is not terminable at the option of such company upon no more than 30 days notice;

                      (c)        Each agreement or other arrangement involving a Target Company with respect to Indebtedness for money borrowed or the lending by a Target Company of money or the creation of any Lien upon any of the assets of a Target Company, including indentures, mortgages, promissory notes, loan agreements, letters of credit, guaranties, indentures, sale-leaseback or leveraged lease, swaps and similar agreements, save and except for the Retired Indebtedness and the Permitted Encumbrances;

(d) Each senior management employment agreement, non-competition agreement, consulting agreement or severance agreement to which a Target Company is a party;

                      (e)        Each license agreement or other arrangement involving a Target Company's use of any Intellectual Property or granting another the right to use any Target IP, except licenses for software that is generally available;

(f) Each agreement or other arrangement not entered into in the ordinary course of business of a Target Company;
(g) Any joint venture, partnership or similar agreements or arrangements;

                      (h)        Any agreement or arrangement that contains minimum purchase conditions in excess of $50,000 annually or requirements or other terms that restrict or limit the purchasing relationship of a Target Company and that is not terminable at the option of such company upon no more than 30 days;

                      (i)        Any agreement or arrangement containing covenants purporting to limit the freedom of a Target Company to compete in any line of business in any geographic area or to hire any individual or group of individuals;

(j) Any agreement or arrangement for the lease of real property to which a Target Company is a party, whether as lessor or lessee;
(k) Any collective bargaining agreement or other agreement or arrangements with any labor organization or union;
(l) Any agreement or arrangement providing for the acquisition or disposition of assets of a Target Company in excess of $50,000;
(m) Any executory agreement or arrangement providing for rebates or other contingent payments by a Target Company in excess of $50,000;
(n) Any agreement or arrangement with or for the benefit of any Affiliate of a Target Company or immediate family member thereof and any agreements or arrangements between Target Companies;

                      (o)        Any agreement or arrangement containing material indemnification obligations of a Target Company to any Person, other than standard product warranties issued to customers in the ordinary course of business

(p) Any material agreement under which there are, or have been in the past six months, to Holdings' Knowledge, any material default by any party thereto, including a Target Company;

                      (q)        Any agreement, arrangement, or amendment or supplement, that individually or in the aggregate, amount to a material change to the terms of payment or payment practices with respect to existing agreements or arrangements relating to a non-de minimis portion (by dollar value or number of customers or number of suppliers) of a Target Company's accounts receivable or accounts payable;

                      (r)        Any agreement or arrangement having the effect of limiting the freedom of any Person to compete with a Target Company in any line of business in any geographic area or to hire any individual or group of individuals employed by a Target Company; and

(s) Any other agreement requiring payments in excess of $50,000 per year that is not terminable at the option of the applicable Target Company upon no more than 30 days' notice.

Seller has made available, or caused to be made available, to Buyer true and complete copies of each Target Contract. Each Target Contract is a valid and binding obligation of a Target Company and, to Holdings' Knowledge, the valid and binding obligation of each other party thereto. There are not, and to Holdings' Knowledge there are not alleged, any defaults or breaches (or, to Holdings' Knowledge, any event that, with the giving of notice or lapse of time or both, would result in a material default or breach) by a Target Company, or, to Holdings' Knowledge, any other party, in the timely performance of any obligation to be performed or paid under any Target Contract or any other material provision thereof, that, (i) individually or in the aggregate, would have a Material Adverse Effect or (ii) permit the termination of, or give rise to or accelerate the timing of any material rights or penalties under any Target Contract.

        4.12          Legal Proceedings  Except as set forth on Schedule 4.12, there are no Actions instituted or pending, or to Holdings' Knowledge, threatened by any Person or under review or investigation by any Governmental Authority, against (a) any Target Company, or against any property, asset, interest or right of any Target Company, that would have, either individually or in the aggregate, a Material Adverse Effect if adversely decided or (b) Seller that if adversely decided would prevent the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement,  neither Seller nor any Target Company is subject to any Order that would have a Material Adverse Effect.

4.13 Related Party Transactions

                      (a)        Except as set forth on Schedule 4.13(a), neither Seller nor any Affiliate of Seller (a) has any direct or indirect interest (i) in, or is a director, officer or employee of, any entity that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of Target Company, or (ii) in any material property, asset or right which is owned or used by Target Company in the conduct of its business, or (b) was or is a party to any material contract with an Target Company, had or has any relationship with, or provides any administrative services or support to a Target Company, whether or not such agreement or arrangement is in writing or not. . Except as set forth on Schedule 4.13(a), no Target Company is a co-borrower or guarantor on any indebtedness owed by Seller or any Affiliate of Seller.

                      (b)        Except as set forth on Schedule 4.13(b), neither the Target Companies, nor any of their respective Affiliates (other than Seller) (a) has any direct or indirect interest (i) in, or is a director, officer or employee of, any entity that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of a Target Company or (ii) in any material property, asset or right which is owned or used by a Target Company in the conduct of its business, or (b) was or is a party to any material contract with, has any relationship with, or provides any administrative services or support to a Target Company, whether such agreement or arrangement is in writing or not. Except as set forth on Schedule 4.13(b), no Target Company is a co-borrower or guarantor on any indebtedness owed by another Target Company.

4.14 Compliance with Laws

                      (a)        Except as set forth on Schedule 4.14, (i)  Seller and each Target Company is in compliance, and at all times has been in compliance, with all Laws and Orders applicable to the Target Companies or their respective business or properties, except for such noncompliance, if any, which would not have a Material Adverse Effect; and (ii) no Action by any Governmental Authority with respect to any Target Company is pending, or to Holdings' Knowledge, is any Action by any Governmental Authority threatened or under review or investigation, nor has either Seller or any Target Company received written notification from any Governmental Authority during the past three (3) years (A) indicating an intention to take an Action, review or investigation, (B) asserting that a Target Company is not in compliance with any Law or Order or (C) threatening to revoke any Permit of any Governmental Authority. To Holdings' Knowledge each Target Company is in compliance, and at all times has been in compliance, with all export license requirements of the U.S. federal government or any other Governmental Authority applicable to the Target Companies or their respective businesses.

                      (b)        No Target Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended, or required to file any form, report or other document with the U.S. Securities and Exchange Commission, any stock exchange or any other comparable Governmental Authority.

4.15 Environmental Matters Except as set forth on Schedule 4.15:

                      (a)        No Target Company or Affiliate of any Target Company has received during the past seven years any written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, request for information, claim, order or demand having been filed or commenced by any Person against a Target Company alleging any liability or responsibility for Contamination or the failure to comply with any Environmental Law ("Environmental Claims") other than routine inspections and requests for information.

(b) To Holdings' Knowledge, none of the Real Estate contains Contamination.

                      (c)        To Holdings' Knowledge i) each Target Company is and has been in compliance with all Permits which are required for the current operation of such Target Company; such Permits are in full force and effect; and ii) each Target Company and the Real Estate are in compliance with all other applicable limitations and requirements of all Environmental Laws.

                      (d)        To Holdings' Knowledge none of the Target Companies or the Real Estate or any Person for whose conduct a Target Company may be held responsible, are subject to any contingent liability in connection with any Contamination or violation of Environmental Laws.

                      (e)        Seller has provided to Buyer true and complete copies of all reports, audits, assessments and studies in the possession of, initiated by or authorized by Seller, a Target Company or their Affiliates or requested or ordered by any Governmental Authority pertaining to any Environmental Law, Hazardous Substances, Contamination or human health and safety at or involving any of the Target Companies or the Real Estate and which have been prepared within ten (10) years preceding the date hereof (the "Environmental Reports"). Each of the Environmental Reports is identified on Schedule 4.15.

                      (f)        To Holdings' Knowledge, all Hazardous Substances removed from any of the Real Estate or a Target Company's facilities have been handled, transported, transferred, stored, treated, recycled, received and disposed of in full compliance with all Environmental Laws.

                      (g)        Schedule 4.15 identifies all waste disposal, treatment and storage facilities and transporters and persons or entities which have arranged for the disposal of Hazardous Substances which are presently used by or which in the preceding two (2) years have been used by or arranged for use by a Target Company or any Person or entity for whose conduct a Target Company is or may be held responsible at any time in the operation of the business of a Target Company or otherwise for disposal of Hazardous Substances.

        4.16          Insurance  Schedule 4.16 lists all current policies of insurance covering the Target Companies and their businesses and such policies are in full force and effect. Copies of each policy listed on Schedule 4.16, as well as loss run history under and premium for each such policy, has been made available to Buyer prior to the date hereof.

4.17 Intellectual Property.

                      (a)        Schedule 4.17 lists all registered forms of Target IP and all Target IP for which an application for registration has been filed. All governmental fees due with respect to such Target IP have been paid in full through the date hereof.

                      (b)        Except as set forth in Schedule 4.17 or pursuant to a Target Contract set forth on Schedule 4.11, neither Seller nor any Target Company has, other than through software licenses not required to be listed thereon, licensed any Intellectual Property from any Person, nor has Seller or any Target Company granted any license or other right that does or that will, subsequent to the Closing, permit or enable anyone other than Buyer to use any of the Target IP.

                      (c)        Except as set forth on Schedule 4.12, neither Seller nor any Target Company has received any written notice of any Action, and, to Holdings' Knowledge, there is no threatened Action, against Seller or any Target Company (i) asserting that any of the Target IP infringes upon or otherwise conflicts with the Intellectual Property of any Person or (ii) that is otherwise adverse to the use, registration, right to use, validity, enforceability or sole and exclusive ownership of any of the Target IP. To Holdings' Knowledge, no Person is infringing upon any of the Target IP other than possible infringements which the particular Target Company has elected not to pursue. To Holdings' Knowledge, the conduct of the business of the Target Companies does not infringe any Intellectual Property rights of any third party except as set forth in Schedule 4.12. The Target IP, together with the Intellectual Property owned by Amalco and any Intellectual Property currently licensed by a Target Company from any Person, are all the Intellectual Property necessary to conduct the business of the Target Companies in the manner conducted as of the date hereof.

                      (d)        Except as set forth on Schedule 4.17, all copies of third party software used in the business of the Target Companies are properly licensed, and all such software is assignable to Buyer without requirement of any consent or the payment of any fees.

                      (e)        To Holdings' Knowledge, all software written by employees of a Target Company is an original work of authorship, has been written in the course of the respective employee's employment, moral rights in and to the software have been waived by the authors thereof, and the software does not wrongfully appropriate the work of any other Person. No royalty or other consideration is due to any other Person arising out of the creation, copying or distribution of such software. All contracts of employment with employees who have written software provide that the employer shall be the owner of all property in the software. To Holdings' Knowledge, the source code of such software has not been provided to any other Person, directly or indirectly, by license, transfer, sale, escrow or otherwise. To Holdings' Knowledge, no other Person has been permitted to reverse engineer, disassemble or decompile such software to create such source code.

                      (f)        With the exception of software licensed to a Target Company, a Target Company is the owner of all property rights in software written by Persons who are former employees of any Target Company or employees of a Target Company, and such Persons have assigned in writing all property they have in and to the software, to a Target Company.

        4.18          No Brokers  Except as set forth on Schedule 4.18, no broker, finder or similar agent has been employed by or on behalf of Seller or the Target Companies, and no Person with which Seller or the Target Companies have had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

        4.19          Conduct of Business in Ordinary Course  Except for the transactions contemplated hereby or as set forth on Schedule 4.19, since December 31, 2005 (a) each Target Company has conducted its business and operations in the ordinary course of business consistent with past practices, (b) there has not been any change, event, development, damage or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Target Company has taken any action that if taken after the date hereof would constitute a violation of Section 6.1.

        4.20          Absence of Undisclosed Liabilities  Except as and to the extent reflected on the 2006 Financial Statements or in the disclosures referred to in the Schedules hereto, no Target Company has any material liability, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, of a nature that would either (a) be required to be reflected on the consolidated balance sheet for ITML Plastic in accordance with Canadian GAAP or (b) individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect, in each case other than liabilities incurred after September 30, 2006, in the ordinary course of business and consistent with past practice.

        4.21          Licenses and Permits  Schedule 4.21 lists all Permits held by the Target Companies relating to the ownership, lease or operation of their respective properties or the operation of their respective businesses. Seller delivered, or caused to be delivered, to Buyer true and correct copies of all such Permits, all of which are in full force and effect. To Holdings' Knowledge, the Permits set forth on Schedule 4.21 are allof the Permits necessary to own, lease and operate the properties of the Target Companies and to carry on their respective businesses as historically conducted and as now being conducted. There is no Action pending or, to Holdings' Knowledge, threatened or under review or investigation regarding any of such Permits. To Holdings' Knowledge, no Target Company is in conflict with, or in default or violation of, any of such Permits.

        4.22          Illegal Payments  Neither any Target Company nor any of their directors, officers, managers, employees or agents have (a) used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, (b) made any unlawful payments on behalf of the Target Companies to any foreign or domestic official or employee of any Governmental Authority or to foreign or domestic political parties or campaigns from corporate funds or (c) violated the Foreign Corrupt Practices Act of 1977.

4.23 Accounts Receivable; Accounts Payable; Inventories.

                      (a)        All accounts and notes receivable of the Target Companies have arisen in the ordinary course of business and are the result of bona fide sales. The accounts receivable reserve reflected in the 2006 Financial Statements is, as of the date of the 2006 Financial Statements, adequate and established in accordance with the Canadian GAAP consistently applied, subject to year-end adjustments and accruals in the ordinary course of business and not material in amount. Since September 30, 2006, there has been no event or occurrence that, when considered, individually or together with all such other events or occurrences, would cause such accounts receivable reserve to be inadequate, and that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Target Company is party to, or has obligations currently outstanding under or committed to enter into, any accounts receivable factoring arrangement or agreement.

                      (b)        Except as set forth on Schedule 4.23(b), since January 1, 2006, no Target Company has, with respect to any non-de minimis portion of its trade accounts payable, (i) failed to pay its trade accounts payable in the ordinary course, or (ii) extended the terms of payment, whether by contract, amendment, act, deed, or course of dealing, of any trade account payable.

                      (c)        Except as set forth on Schedule 4.23(c), the inventory of the Target Companies consists of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods acquired in the ordinary course of business, all of which are (i) in the physical possession of the Target Companies, (ii)  in good and merchantable condition, free from damage or defects, and fit for the purpose for which they were procured or manufactured.

4.24 Customers and Suppliers.

                      (a)        Set forth on Schedule 4.24(a) is a list of the fifteen (15) largest customers of each Target Company, based on aggregate revenue attributable to each such customer, during the twelve month period ended October 31, 2006, together with the aggregate amount of revenues attributable to such customers for such period. To Holdings' Knowledge, no customer set forth on Schedule 4.24(b) has expressed to Seller or any Target Company an intent to terminate or to materially reduce its purchases from such Target Company or materially alter the terms of such purchases, whether by reason of the consummation of the transactions contemplated herein or otherwise.

                      (b)        Set forth on Schedule 4.24(b) is a list of the twenty (20) largest suppliers of each of Target Company, based on aggregate cost of goods attributable to each such supplier, during the twelve month period ended October 31, 2006, together with the aggregate amount of payments made to each such supplier for such period. To Holdings' Knowledge, no supplier set forth on Schedule 4.24(b) has expressed to Seller or any Target Company an intent to discontinue or to materially diminish its relationship as a supplier to such Target Company or materially alter the terms of such relationship, whether by reason of the consummation of the transactions contemplated herein or otherwise.

4.15 Product Warranties; Product Liability

                      (a)        Schedule 4.25(a) sets forth (i) the warranty and customer service policies of each Target Company, (ii) any outstanding contracts that depart from such warranty and customer service policies, and a description of the deviation, (iii) product warranty expense for each Target Company for the preceding 60 months.

                      (b)        Schedule 4.25(b) sets forth a list of all claims for personal injury or property damage that have been filed against Seller or any Target Company with respect to products manufactured, sold or distributed by, or in connection with any service provided by, or based on any error, omission or negligent act in the performance of professional services by any Target Company during the preceding 60 months.

        4.26          Material Misstatements or Omissions  No representation or warranty made by Seller in this Agreement or in any related agreement, schedule, exhibit or certificate furnished or to be furnished to Buyer or its counsel or advisers pursuant to this Agreement or any related agreement, or in connection with the transactions contemplated under this Agreement or any related agreement (each a "Furnished Document") contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements of fact contained therein not misleading.

        4.27          Indebtedness  The Assumed Indebtedness and the Retired Indebtedness constitute the only Indebtedness of any Target Company except for the intercompany trade payables and receivables amongst Amalco and the Target Companies. All of the intercompany trade payables and receivables amongst Amalco and the Target Companies eliminate upon consolidation except for the non-eliminated portion of the Amerikan receivable described on Schedule 2.2(d) of the Amalco Purchase Agreement.

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller as of the date of this Agreement as follows:

        5.1          Investment Intent. The Lone Star Shares are being purchased for Buyer's own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933.

        5.2          Organization and Standing Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

        5.3          Authorization, Validity and Effect Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and represents the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity).

5.4 No Conflict; Required Filings and Consents.

                      (a)        Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof, will (i) violate, conflict with or result in a breach of any provision of the articles of incorporation or by-laws or equivalent organizational documents of Buyer, (ii) violate, conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or pursuant to, any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, or (iii) to Buyer's Knowledge, violate any Order or Law applicable to Buyer or any of its properties or assets.

                      (b)        Other than (i) notices under the HSR Act and the expiration and termination of any waiting period thereunder, and (ii) where the failure to give such notice, make such filing, or receive such authorization, exemption or Consent would not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, no notice to, filing with, authorization of, or exemption by, or Consent of any Person or Governmental Authority is necessary for the performance by Buyer of its obligations under this Agreement.

        5.5          Legal Proceedings As of the date of this Agreement, there are no Actions instituted or pending, or to Buyer's Knowledge, threatened, against Buyer, or against any of its properties, assets, interests or rights, that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement. As of the date of this Agreement, Buyer is not subject to any Order that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

        5.6          No Brokers Except for the compensation payable to KeyBanc Capital Markets LLC ("KeyBanc Capital Markets") in connection with the transactions contemplated by this Agreement, which shall be paid by Buyer, no broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind other than KeyBanc Capital Markets is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

COVENANTS AND AGREEMENTS

        6.1          Interim Operations of the Company Prior to the Closing Date, each Target Company shall operate in the ordinary course of business consistent with past practice, and shall use all commercially reasonable efforts to maintain and preserve its business organization and its material rights, to retain the services of its offices and key employees, to maintain relationships with customers, suppliers, lessors, lessees, licensors, licensees and other third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted). Without limiting the generality of the foregoing, during the period from the date of this Agreement through the Closing Date, except (i) as contemplated by any other provision of this Agreement or a provision of the Amalco Purchase Agreement, (ii) as set forth on Schedule 6.1 or (iii) unless Buyer has previously consented in writing thereto (which consent shall not be unreasonably withheld, delayed or conditioned), no Target Company shall, and Seller shall cause each Target Company not to, and, with respect to clauses (e), (g), (i), (j) and (o) below, Seller shall not:

                      (a)        incur, assume, guarantee or otherwise become responsible or liable for any Indebtedness except for trade payables incurred in the ordinary course of business consistent with past practice and additional borrowings under any of the Retired Indebtedness;

                      (b)        except in the ordinary course of business consistent with past practice, (i) acquire, or dispose of, any material property or assets or (ii) mortgage, encumber or otherwise subject any material property or assets to Lien;

(c) enter into any agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice;
(d) engage in any transactions with, or enter into any contracts or agreements with any Affiliates of Seller outside of the ordinary course of business and not consistent with past practice;

                      (e)        enter into, adopt, amend or terminate any Target Benefit Plan or any agreement relating to the compensation or severance of any employee associated with a Target Company other than in the ordinary course of business, except to the extent required by Law or any existing agreements;

(f) make any material change to the accounting (including Tax accounting) methods, principles or practices of the Target Companies, except as may be required by GAAP;

                      (g)        revoke or amend any material Tax election, compromise or settle a claim or assessment with respect to Taxes, execute a closing agreement or similar agreement with respect to Taxes with any Governmental Authority, extend or waive the statutory period of limitations with respect to the collection or assessment of any Taxes, or amend any Tax Return;

(h) make any amendment to the Articles of Incorporation or Bylaws or comparable organizational documents of any Target Company
(i) merge or consolidate any Target Company with any other Person or dissolve, liquidate, restructure or otherwise alter the corporate structure of any Target Company;

                      (j)        grant any Person any right or Option to acquire, issue, sell, or agree to issue or sell any capital stock of a Target Company or any securities convertible into, exchangeable or exercisable for any capital stock of a Target Company or split, combine or subdivide the capital stock of a Target Company;

                      (k)        make, declare or pay any dividend or distribution on any capital stock of a Target Company, except for dividends in connection with the transfer of the ownership of Lone Star from Amalco to Seller;

                      (l)        modify, amend or terminate, or waive, release or assign any material rights or claims, or fail to exercise a right of renewal, with respect to, any Target Contract, any other material contract to which a Target Company is a party or any confidentiality agreement to which a Target Company is a party;

                      (m)        make any change to the terms of payment or payment practices that, individually or in the aggregate, amounts to a material change to the terms of payment or payment practices with respect to a non-de minimis portion (by dollar volume or number of customers or number of suppliers) of a Target Company's accounts receivable or accounts payable;

(n) enter into or carry out any other material transaction other than in the ordinary course of business consistent with past practice; or
(o) agree to take any of the foregoing actions.
6.2 Reasonable Access; Confidentiality

                      (a)        From the date hereof until the Closing, Seller shall, and shall cause the Target Companies to (i) give Buyer and its representatives (including its lenders or other sources of financing), upon reasonable notice to Seller, reasonable access to the assets, properties, books, records (including Tax records) and agreements of the Target Companies and (ii)  permit Buyer to make such inspections as it may reasonably require and to furnish Buyer during such period with all such information relating to the Target Companies as Buyer may from time to time reasonably request; provided, however, that Buyer shall not be permitted to conduct any soil or groundwater sampling or other environmental testing at the Real Estate without Seller's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

                      (b)        Any information provided to or obtained by Buyer pursuant to paragraph (a) above shall be "Confidential Information" as defined under the Mutual Confidentiality Agreement, dated February 9, 2006, between Buyer and ITML Horticultural (the "Confidentiality Agreement"), and shall be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement. From and after Closing, all information regarding the Target Companies retained by Seller and its Affiliates shall be deemed "Confidential Information" as defined under the Confidentiality Agreement and shall be held by Seller and its Affiliates in accordance with and be subject to the terms of the Confidentiality Agreement.

                      (c)        Buyer and Seller agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

        6.3          Filings; Other Action Subject to the terms and conditions herein provided, (a) Seller and Buyer shall make their respective filings under the HSR Act within 5 Business Days after the date of this Agreement, unless previously submitted, and thereafter make any other required submissions under the HSR Act as promptly as possible so as to enable the transactions contemplated hereby to occur as expeditiously as possible; (b) Seller and Buyer shall use their reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date with, and which Consents are required to be obtained prior to the Closing Date from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such Consents; and (c) Seller and Buyer shall use their respective reasonable best efforts to cause the conditions to each of Seller's and Buyer's obligations hereunder to be fulfilled.

        6.4          Publicity Seller and Buyer shall make a joint press release announcing the execution of this Agreement and the transactions contemplated hereby that shall be acceptable to each of Buyer and Seller; provided, however, that such press release and any other public disclosure of this Agreement or the transactions contemplated hereby shall not disclose the Purchase Price unless such disclosure is required by applicable Law or by any listing agreement with a national securities exchange or trading market. No other publicity release or announcement concerning the transactions contemplated hereby shall be issued by either party without the advance written consent of such other party, except any such release or announcement as may be required by applicable Law or by any listing agreement with a national securities exchange or trading market.

        6.5          Records With respect to the financial books and records (other than Tax records which are provided for in Section 6.6) and minute books of the Target Companies relating to matters on or prior to the Closing Date, for a period of 5 years after the Closing Date, Buyer shall not cause or permit their destruction or disposal without first offering to surrender them to Seller, and Buyer shall allow Seller and its representatives reasonable access to such books and records during regular business hours upon reasonable prior notice.

6.6 Tax Matters

                      (a)        Seller and Buyer shall (i) each provide the other and shall cause their respective accountants to provide the other party's accountant, and Buyer shall cause the Target Companies to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or the conduct of any audit or other examination by any Governmental Authority with respect to Taxes or any Action, review or investigation relating to liability for Taxes; (ii) each retain and provide the other and shall cause their respective accountants to provide the other party's accountant, and Buyer shall cause the Target Companies to retain and provide Seller with, any records or other information that may be relevant to such Tax Return, Action, review, investigation, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such Action, review, investigation, audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Target Companies to retain, and Seller shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same at the cost of such other party. The party requesting assistance hereunder shall reimburse the other party for reasonable expenses incurred in providing such assistance. Any information obtained pursuant to this Section shall be held in strict confidence and shall be used solely in connection with the reason for which it was requested.

                      (b)        All Tax sharing or similar agreements with respect to or involving any Target Company and a Person other than a Target Company shall be terminated as of the Closing Date and no Target Company will have any liability under such agreement after the Closing Date.

        6.7          Notice of Developments Each party to this Agreement will give prompt written notice to the other of any material development affecting the ability of the parties to consummate the transactions contemplated by this Agreement.

6.8 Preparation of Pre-Closing Tax Returns.

                      (a)        Seller shall prepare or cause to be prepared all Tax Returns relating to Corporate Taxes for (i) fiscal year 2006 and (ii) any stub period ending on the Closing Date and (iii) Michigan and Texas state income tax filings for the tax years October 31, 2003 to October 31, 2005 (collectively, the "Pre-Closing Returns"); provided, however, that without Buyer's prior written consent (which consent may be withheld in Buyer's discretion), Seller shall not have the right to amend, re-file or modify (or cause to be amended, refilled or modified) any Pre-Closing Returns. Seller shall prepare such Pre-Closing Returns in accordance with the past practices and customs of Holdings or the Target Company (taking into account any changes in transfer pricing practices that may be reflected in the amended Tax Returns for the period ended October 31, 2005 of the Amalco Predecessors filed prior to Closing), but only to the extent that such past practices are in accordance with applicable Law. Seller shall deliver such Pre-Closing Returns to Buyer for its review and comment at least thirty (30) days prior to the due date for such Pre-Closing Returns (not taking into account extensions). Seller shall be required to make any changes reasonably requested by Buyer (for this purpose any change necessary in order to be consistent with a Target Company's past practices or customs or to be in accordance with applicable Law shall be deemed reasonable). Buyer shall file such Pre-Closing Returns as so revised and Seller shall make payment of any Tax shown to be due on such Pre-Closing Returns at the time of filing to Buyer for remittance to the applicable taxing authority. In the event that Seller desires to contest or appeal any assessment, reassessment or other determination made by any Governmental Authority in respect of any Pre-Closing Return, the parties shall follow the procedures set forth in Section 1.5 of the Indemnification Agreement with respect to the control and resolution of such contest or appeal (with Seller being the Indemnifying Party and the applicable Target Company being the Indemnified Party).

                      (b)        After the Closing Date and following the approval by the Canadian tax authorities of the transfer pricing adjustments for the taxation year ended October 31, 2005 of ITML Horticultural (the "Transfer Pricing Adjustment"), upon the written request of Seller, Buyer shall cause the Affiliated Group to file, at Seller's cost and expense, all necessary forms, submission requests, and amended federal and state Tax Returns for such taxable years ending on or before the Closing Date as are reasonably requested by Seller and that are required to be filed to reflect the Transfer Pricing Adjustment, provided, however that Buyer shall not be required to cause the Affiliated Group to file any such amended Tax Return if such amended Tax Return would cause the Affiliated Group to have to file an amended Tax Return for any taxable year ending after the Closing. Buyer shall provide such amended Tax Returns to Seller for its review and comment prior to filing and shall make any changes reasonably requested by Seller that are necessary to properly reflect the Transfer Pricing Adjustment and that are in accordance with applicable Law.

        6.9          Overpayment of Retired Indebtedness. In the event that it is determined that an amount paid on the Closing Date pursuant to Section 2.2(c)(iv) was in excess of the amount of Retired Indebtedness actually owed to the obligee thereof, and Buyer or a Target Company shall have received a refund (whether as a cash payment or a credit amount) of such excess, Buyer shall pay, or cause the particular Target Company to pay, the amount thereof promptly to Holdings.

CONDITIONS TO CLOSING

        7.1          Conditions to Obligations of Seller and Buyer The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                      (b)        None of the parties hereto shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such Order shall have been issued, each party agrees to use its reasonable best efforts to have any such Order overturned or lifted.

(c) The Amalco Acquisition shall have been consummated in accordance with the terms of the Amalco Purchase Agreement.
(d) The Escrow Agreement shall have been executed by Seller, Holdings and Buyer and shall be in full force and effect.
(e) The Release Agreement shall have been executed by Seller, Holdings, their respective Affiliates and each Target Company and shall be in full force and effect.
(f) The Indemnification Agreement shall have been executed by Seller, Holdings, Buyer and the acquisition subsidiary of Buyer acquiring Amalco and shall be in full force and effect.

                      (g)        The Restrictive Covenant Agreement shall have been executed by Seller, Holdings, certain of Holdings' Affiliates, Buyer, Amalco, each Target Company and the acquisition subsidiary of Buyer acquiring Amalco and shall be in full force and effect.

        7.2          Conditions to Obligation of Seller The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:

                      (a)        The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

                      (b)        Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c) Seller shall have received each of the documents set forth in Section 3.3 to be delivered by Buyer at or before Closing.
(d) The Suntrust Letter of Credit shall have been transferred from the account of ITML Plastic to the account of Buyer or Buyer's nominee.

        7.3          Conditions to Obligation of Buyer The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                      (a)        The representations and warranties of Seller set forth in this Agreement (disregarding any Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which event such representation or warranty shall be true and correct in all respects as of such specified date), except where the failure of any representation or warranty to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect.

                      (b)        Each of the agreements and covenants of Seller and its Affiliates to be performed and complied with by pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

                      (c)        Seller and its Affiliates shall have obtained all third party consents required to consummate the transactions contemplated hereunder, including without limitation, those identified on Schedule 4.6(b).

(d) No event having a Material Adverse Effect on the Target Companies shall have occurred.

                      (e)        Seller shall have caused to be terminated or otherwise removed any outstanding loans, Liens or guarantees by, to or from the Target Companies to such Tower Entities and shall have caused all Tower Entities to be merged out of existence or transferred to Seller or its nominee in a manner satisfactory to Buyer in its sole discretion.

(f) Buyer shall have received each of the documents set forth in Section 3.2 to be delivered by Seller at or before Closing.

                      (g)        Buyer shall have received the resignations of the officers and directors of the Target Companies set forth on Schedule 7.3 at or before Closing and such officers and directors shall have executed general releases in favor of the Target Companies for all claims arising from their service as officers or directors of such Target Companies, as applicable, other than indemnification claims.

INDEMNIFICATION

        8.1          Indemnification Agreement Contemporaneous with the closing of the Lone Star Acquisition, Buyer, Seller, Holdings and the acquisition subsidiary of Buyer that is acquiring Amalco shall enter into an agreement governing the terms of indemnification rights of all parties under this Agreement and the Amalco Purchase Agreement, in substantially the form of Exhibit C attached hereto (the "Indemnification Agreement"). The terms of the Indemnification Agreement are incorporated herein and are to be read in conjunction with the terms of this Agreement.

TERMINATION OF AGREEMENT
9.1 Termination Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:
(a) by mutual written consent of Buyer and Seller;

                      (b)        by Buyer or Seller, upon written notice to the other party, if the transactions contemplated by this Agreement shall not have been consummated on or prior to January 31, 2007, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

                      (c)        by Buyer or Seller, upon written notice to the other party, if a Governmental Authority of competent jurisdiction shall have issued an Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) has used its reasonable best efforts to remove such Order;

                      (d)        by Buyer or Seller, upon written notice to the other party, if any condition precedent to their obligations to close set forth in ARTICLE VII shall have become incapable of satisfaction, unless such terminating party's willful breach of this Agreement has caused such condition to be unsatisfied;

                      (e)        by Buyer, upon written notice to Seller, if there has been any material inaccuracy in or breach in any material respect of any representation, warranty or covenant (which in the case of any breach of a covenant has not been cured within ten (10) days after written notification thereof by Buyer to Seller) of Seller set forth in this Agreement; or

                      (f)        by Seller, upon written notice to Buyer, if there has been any material inaccuracy in or breach in any material respect of any representation, warranty or covenant (which in the case of any breach of a covenant has not been cured within ten (10) days after written notification thereof by Seller to Buyer) of Buyer set forth in this Agreement.

        9.2          Effect of Termination The termination of this Agreement shall be effected by delivery by the party terminating the Agreement to the other party of written notice of such termination. In the event of termination of this Agreement pursuant to Section 9.1, no party shall have any liability or any further obligation to any other party, except as provided in this Section 9.2 and except that nothing herein shall (i) release, or be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of any material inaccuracy or breach occurring prior to such termination or (ii) prejudice the legal rights and remedies of the non-terminating party with respect to such material inaccuracy or breach occurring prior to such termination. The obligations of the parties to this Agreement under Sections 4.18 (Brokers), 5.6 (Brokers), 6.2(b) & 6.2(c) (Confidentiality) and 10.1 (Expenses) shall survive any termination of this Agreement.

MISCELLANEOUS AND GENERAL

        10.1          Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein.

        10.2          Successors and Assigns This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall have the right to assign any or all of its rights under this Agreement to its lenders, any of its Affiliates or any successor in interest to the business of either Buyer or any Target Company, in each case without the prior written consent of any other party.

        10.3          Third Party Beneficiaries Each party hereto intends that after the Closing each Target Company shall be an intended third party beneficiary of the post-closing covenants of Seller contained in this Agreement. Except as set forth in the previous sentence, this Agreement shall not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the parties hereto. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and the intended third party beneficiaries set forth in this Section 10.3, and their respective successors and assigns. Nothing in any document delivered at Closing in connection with this Agreement is intended expressly or by implication to, or shall, confer upon any Person other than the parties hereto any rights or remedies of any kind.

        10.4          Notices     Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 10.4 prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to Buyer:

Myers Industries, Inc.
1293 South Main Street
Akron, OH 44301
Attention: President and CEO
Fax: (330) 761-6290

with a copy to (which shall not constitute notice):

Benesch Friedlander Coplan & Aronoff LLP
2300 BP Tower
200 Public Square
Cleveland, OH 44114
Attn: Megan L. Mehalko, Esq.
Fax: (216) 363-4588

If to Seller or Holdings: c/o

ITML Holdings Inc.
75 Plant Farm Road
P.O. Box 265
Brantford, ON N3T 5MB
Attn: President & CEO
Fax: (519) 753-8567

with a copy to (which shall not constitute notice):

Waterous, Holden, Amey, Hitchon, LLP
P.O. Box 1510
20 Wellington Street
Brantford, ON N3T 5V6
Attn: Clark Holden, Esq.
Fax: (519) 759-8360

        10.5          Complete Agreement This Agreement and the exhibits and the schedules hereto, together with the Confidentiality Agreement and the Amalco Purchase Agreement, and the exhibits and schedules to that latter agreement, the Escrow Agreement, the Restrictive Covenant Agreement, the Release Agreement and the Indemnification Agreement contain the complete and exclusive statement of the terms of the agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

        10.6          Captions; References The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section or an Article, such reference shall be to a clause, a Section or Article of this Agreement unless otherwise indicated.

10.7 Amendment This Agreement may be amended or modified only by a written agreement duly executed by the parties to this Agreement.

        10.8          Waiver At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a writing signed on behalf of such party.

10.9 Governing Law This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Ohio without regard to its rules of conflict of laws.

        10.10         Severability Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.11         Enforcement of Agreement The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at Law or in equity.

        10.12          Further Assurances Seller shall, at the written request and expense of Buyer, at any time and from time to time following the Closing, execute and deliver to Buyer all such further instruments and take all such further action as may be reasonable necessary or appropriate in order to more effectively sell, assign, transfer and convey to Buyer the Lone Star Shares or otherwise to confirm or carry out the provisions of this Agreement. Buyer shall, and shall cause the Target Companies to, at any time and from time to time following the Closing hereunder, execute and deliver to Seller all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

        10.13          Mutual Drafting This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there shall be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

        10.14          Consent to Jurisdiction and Service of Process The parties hereto hereby submit to the jurisdiction of the courts in Toronto, Ontario in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and hereby waive, and agree not to assert, any defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper. Service of process with respect thereto may be made upon any party hereto by mailing a copy thereof by registered or certified mail, postage prepaid, to such party at its address as provided in Section 10.4 hereof.

10.15 Counterparts This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
MYERS INDUSTRIES, INC.
By: __________________________________
Name: Donald Merril
Title: Vice President, Secretary and CFO
2117548 ONTARIO INC.
By: __________________________________
Name: Edward Hensen
Title: President
By: __________________________________
Name: Kleis Hensen
Title: Secretary
ITML HOLDINGS INC.
By: __________________________________
Name: Edward Hensen
Title: President
By: __________________________________
Name: Kleis Hensen
Title: Secretary

Exhibit A Form of Escrow Agreement

Exhibit B Form of Release Agreement

Exhibit C Form of Indemnification Agreement

Exhibit D Form of Restrictive Covenant Agreement